PROSPECTUS SUPPLEMENT

                                                Filed pursuant to Rule 424(b)(2)
                                                              File No. 333-38355

(TO PROSPECTUS DATED OCTOBER 30, 1997)

                              6,000,000 PREFERRED SECURITIES
                                      TDS CAPITAL I
               8.50% TRUST ORIGINATED PREFERRED SECURITIES-SM- ("TOPRS-SM-")
                       (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                           FULLY AND UNCONDITIONALLY GUARANTEED BY

   [LOGO]
                              TELEPHONE AND DATA SYSTEMS, INC.
                            ------------------------

    The 8.50% Trust Originated Preferred Securities (the "Preferred Securities") offered hereby represent undivided preferred beneficial interests in the assets of TDS Capital I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), will own all of the trust originated common securities (the "Common Securities", and together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 8.50% Junior

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

    The Preferred Securities have been approved for listing, subject to notice of issuance, on the American Stock Exchange, Inc. (the "AMEX"). Trading of the Preferred Securities on the AMEX is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                           --------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                           PUBLIC           UNDERWRITING        PROCEEDS TO
                                                     OFFERING PRICE(1)     COMMISSION(2)        TRUST(3)(4)
Per Preferred Security.............................        $25.00               (3)                $25.00
Total..............................................     $150,000,000            (3)             $150,000,000

(1) Plus accrued distributions, if any, from November 18, 1997.

(2) The Trust and TDS have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the entire proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, TDS has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $.7875 per Preferred Security (or $4,725,000 in the aggregate); provided, that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."

(4) Before deducting expenses of the offering which are payable by TDS estimated at $365,000.
                           --------------------------

    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about November 18, 1997.

                           --------------------------

MERRILL LYNCH & CO.

     DONALDSON, LUFKIN & JENRETTE
           SECURITIES CORPORATION

                       GOLDMAN, SACHS & CO.

                      PAINEWEBBER INCORPORATED

                                              PRUDENTIAL SECURITIES INCORPORATED
                                ----------------

          The date of this Prospectus Supplement is November 13, 1997.

 -SM- "Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.

(CONTINUED FROM PREVIOUS PAGE)
Subordinated Deferrable Interest Debentures due December 31, 2037 (the "Subordinated Debentures") of TDS. The Subordinated Debentures will mature on December 31, 2037, or such date to which the maturity of the Subordinated Debentures may be extended as described under "Description of the Subordinated Debentures -- General" (such date, the "Stated Maturity"), in each case subject to satisfying certain conditions. The Subordinated Debentures when issued will be unsecured obligations of TDS and will be subordinate and junior in right of payment to certain other indebtedness of TDS, as described herein. Upon an event of default under the Declaration (as defined below), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments of distributions and payments upon redemption, liquidation and otherwise.

    Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 8.50% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1997 ("distributions"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by TDS (the "Preferred Securities Guarantee") to the extent described herein and under "Description of Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Securities Guarantee covers payments of distributions and other payments on the Preferred Securities if and to the extent that the Trust has funds available therefor, which will not be the case unless TDS has made payments of interest or principal or other payments on the Subordinated Debentures held by the Trust as its sole asset. The Preferred Securities Guarantee, when taken together with TDS's obligations under the Subordinated Debentures and the Indenture (as defined below) and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred Securities. See "Risk Factors -- Rights Under the Preferred Securities Guarantee" herein. The obligations of TDS under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of TDS and rank PARI PASSU with the most senior preferred stock issued from time to time by TDS. The obligations of TDS under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of TDS, which aggregated approximately $970 million at September 30, 1997. In addition, since TDS is a holding company, the right of TDS, and hence the right of the creditors of TDS (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized. There is no restriction in the Indenture (as defined herein) against subsidiaries of TDS incurring secured or unsecured indebtedness or issuing secured or unsecured securities. The ability of TDS to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As more fully set forth in the notes to the Company's financial statements, such payments by TDS's regulated telephone company subsidiaries are subject to legal and contractual restrictions, primarily contained in the mortgages granted by certain such subsidiaries to the Rural Utilities Service. The Subordinated Debentures purchased by the Trust may be subsequently distributed PRO RATA to holders of the Preferred Securities and Common Securities in connection with the dissolution, winding up or termination of the Trust. See "United States Federal Income Taxation -- Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

    The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment date and other payment dates on the Subordinated Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. If TDS does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities. In such event, the Preferred Securities Guarantee will not apply to such distributions until the Trust has funds available therefor.

    So long as TDS is not in default in the payment of interest on the Subordinated Debentures, TDS has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period"), provided that an Extension Period may not extend beyond the Stated Maturity of the Subordinated Debentures. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of 8.50% per annum compounded quarterly, and during any Extension Period holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period," "Risk Factors -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Original Issue Discount."

    The Subordinated Debentures are redeemable by TDS, in whole or in part, from time to time, on or after November 18, 2002, or, in whole but not in part, at any time upon the occurrence of a Tax Event (as defined herein). If TDS redeems Subordinated Debentures, the Trust must redeem Trust Securities on a PRO RATA basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed of $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Tax Event Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Debentures.

    TDS will have the right at any time to dissolve the Trust and, after payment (or provision for payment) of all liabilities to creditors, cause the Subordinated Debentures to be distributed to the holders of the Trust Securities. If the Subordinated Debentures are distributed to the holders of the Preferred Securities, TDS will use its best efforts to have the Subordinated Debentures listed on the AMEX or on such other exchange on which the Preferred Securities are then listed. See "Description of the Preferred Securities -- Dissolution; Distribution of Subordinated Debentures" and "Description of the Subordinated Debentures."

    In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the Trust Securities will be entitled to receive for each Trust Security, solely out of the assets of the Trust available for distribution to such holders, after payment (or provision for payment) of all liabilities to creditors, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, winding up or termination, the Subordinated Debentures are distributed to the holders of the Trust Securities. See "Description of the Preferred Securities -- Dissolution; Distribution of Subordinated Debentures."

    The Preferred Securities will be represented by global Preferred Securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the global Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as provided herein, Preferred Securities in definitive form will not be issued. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                                  THE COMPANY

    Telephone and Data Systems, Inc. ("TDS" or the "Company") is a diversified telecommunications service company with established cellular telephone, local telephone and radio paging operations and developing personal communications services ("PCS") operations. At September 30, 1997, the Company, through its subsidiaries, served approximately 2.7 million customer units in 37 states, including 1,357,000 cellular telephones, 506,600 telephone access lines, 65,000 PCS telephones, and 792,800 pagers.

                                   THE TRUST

    The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 15, 1997. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures, and (iii) engaging in only those other activities necessary or incidental thereto.

                                  THE OFFERING

Preferred Securities Offered......  8.50% Trust Originated Preferred Securities evidencing undivided preferred beneficial interests in the assets
                                    of the Trust are offered hereby. Holders of the
                                    Preferred Securities are entitled to receive cumulative
                                    cash distributions at an annual rate of 8.50% of the
                                    liquidation amount of $25 per Preferred Security,
                                    accruing from the date of original issuance and payable
                                    quarterly in arrears on March 31, June 30, September 30
                                    and December 31 of each year commencing on December 31,
                                    1997. The distribution rate and the distribution and
                                    other payment dates for the Preferred Securities will
                                    correspond to the interest rate and interest and other
                                    payment dates on the Subordinated Debentures, which will
                                    be the sole assets of the Trust. As a result, if
                                    principal or interest is not paid on the Subordinated
                                    Debentures, no amounts will be paid on the Preferred
                                    Securities. See "Description of the Preferred
                                    Securities."

Subordinated Debentures...........  The Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an
                                    equivalent amount of the Subordinated Debentures. The
                                    Subordinated Debentures will be subordinate and junior
                                    in right of payment to all Senior Indebtedness of TDS.
                                    See "Description of the Subordinated Debentures --
                                    Subordination."

Preferred Securities Guarantee....  Payment of distributions out of moneys held by the
                                    Trust, and payments on liquidation of the Trust or the
                                    redemption of Preferred Securities are guaranteed by TDS
                                    to the extent the Trust has funds available therefor. If
                                    TDS does not make principal or interest payments on the
                                    Subordinated Debentures, the Trust will not have
                                    sufficient funds to make distributions on the Preferred
                                    Securities, in which event the Preferred Securities

                                    Guarantee will not apply to such distributions until the
                                    Trust has sufficient funds available therefor. See
                                    "Description of the Preferred Securities Guarantee" and
                                    "Effect of Obligations under the Subordinated Debentures
                                    and the Preferred Securities Guarantee" herein. The
                                    obligations of TDS under the Preferred Securities
                                    Guarantee are subordinate and junior in right of payment
                                    to all other liabilities of TDS and will rank PARI PASSU
                                    with the most senior preferred stock issued by TDS. See
                                    "Risk Factors -- Ranking of Preferred Securities
                                    Guarantee and Subordinated Debentures" and "Description
                                    of the Preferred Securities Guarantee."

Interest Deferral.................  TDS has the right to defer payments of interest on the
                                    Subordinated Debentures by extending the interest
                                    payment period on the Subordinated Debentures at any
                                    time, for up to 20 consecutive quarters. If interest
                                    payments on the Subordinated Debentures are so deferred,
                                    distributions on the Preferred Securities will also be
                                    deferred. During any deferral, distributions will
                                    continue to accrue with interest thereon (to the extent
                                    permitted by law) as described herein. There could be
                                    multiple Extension Periods of varying lengths throughout
                                    the term of the Subordinated Debentures. During an
                                    Extension Period, holders of Preferred Securities will
                                    be required to include deferred interest income in their
                                    gross income in advance of receipt of the cash interest
                                    payments attributable thereto. See "Description of the
                                    Subordinated Debentures -- Option to Extend Interest
                                    Payment Period" and "Certain United States Federal
                                    Income Tax Consequences -- Original Issue Discount."

Redemption........................  The Subordinated Debentures are redeemable by TDS (in whole or in part) from time to time, on or after
                                    November 18, 2002, or at any time (in whole but not in
                                    part) in certain circumstances upon the occurrence of a
                                    Tax Event. If the Subordinated Debentures are redeemed,
                                    the Trust must redeem Trust Securities on a PRO RATA
                                    basis having an aggregate liquidation amount equal to
                                    the aggregate principal amount of Subordinated
                                    Debentures so redeemed. The Preferred Securities will be
                                    redeemed upon maturity of the Subordinated Debentures.
                                    See "Description of the Preferred Securities --
                                    Redemption."

Dissolution.......................  TDS will have the right at any time to dissolve the
                                    Trust and, after satisfaction of claims of creditors as
                                    provided by applicable law, to cause the Subordinated
                                    Debentures to be distributed to the holders of Trust
                                    Securities. If the Subordinated Debentures are
                                    distributed to holders of Preferred Securities, TDS will
                                    use its best efforts to have the Subordinated Debentures
                                    listed on the AMEX or such other exchange on which the
                                    Preferred Securities are then listed. The Trust will
                                    also dissolve upon certain bankruptcy or other events
                                    and, upon such dissolution, the holders of Preferred
                                    Securities at that time will be entitled to receive out
                                    of assets of the Trust available therefor an amount
                                    equal to the stated liquidation amount of $25 per
                                    Preferred Security plus accrued and unpaid distributions
                                    thereon to the

                                    distribution date (unless the Subordinated Debentures
                                    have been distributed to such holders of Preferred
                                    Securities). If, upon any such dissolution, the Trust
                                    has insufficient assets available to pay in full such
                                    amounts, then the amounts payable by the Trust on the
                                    Preferred Securities will be paid on a PRO RATA basis
                                    and, except in certain circumstances, the holder of the
                                    Common Securities will be entitled to receive
                                    distributions PRO RATA with the holders of the Preferred
                                    Securities. See "Description of Preferred Securities --
                                    Dissolution; Distribution of Subordinated Debentures"
                                    and "United States Federal Income Taxation -- Receipt of
                                    Subordinated Debentures or Cash Upon Liquidation of the
                                    Trust."

Use of Proceeds...................  The Trust will use the proceeds from the sale of the
                                    Trust Securities to purchase Subordinated Debentures
                                    from TDS. TDS intends to use the net proceeds from such
                                    sale of Subordinated Debentures to repay certain
                                    short-term indebtedness. Thereafter, TDS may incur
                                    additional short-term indebtedness, the proceeds of
                                    which would be used for general corporate purposes,
                                    which may include working capital, capital expendi-
                                    tures, repayment or repurchases of outstanding
                                    indebtedness and investments in subsidiaries. See "Use
                                    of Proceeds."

Listing...........................  The Preferred Securities have been approved for listing, subject to notice of issuance, on the AMEX. Trading of
                                    the Preferred Securities on the AMEX is expected to
                                    commence within a 30-day period after the initial
                                    delivery of the Preferred Securities. See
                                    "Underwriting."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial information for the Company for each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The information for each of the five years ended December 31, 1996 has been derived from the audited Consolidated Financial Statements and other financial information contained in TDS's Annual Reports on Form 10-K for such years (the "TDS 10-Ks"). See "Available Information" and "Documents Incorporated by Reference" in the accompanying prospectus. Information for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of the Company that have been prepared on the same basis as the audited financial statements of the Company, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                               NINE MONTHS
                                           ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                          ----------------------  ----------------------------------------------------------
                                             1997        1996        1996        1995        1994        1993        1992
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                               (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Operating Revenues (1)..................  $1,070,371  $  861,312  $1,186,884  $  942,307  $  726,036  $  553,829  $  432,740
Operating Income........................      46,204     121,301     154,098     131,998     108,822      69,733      54,065
Other Income............................      67,149     136,588     140,540     103,857      33,686      28,126      46,832
Interest Expense........................      60,579      30,343      42,853      50,848      41,251      37,466      32,610
Net Income Before Extraordinary Item and
  Cumulative Effect of Accounting
  Changes...............................      25,457     116,050     128,139     103,978      60,544      33,896      38,520
Net Income..............................      25,457     116,050     128,139     103,978      59,821      33,896      30,885
Net Income Available to Common..........  $   24,035  $  115,281  $  126,293  $  102,044  $   58,012  $   31,510  $   28,648

OTHER DATA:
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends (2).........       1.19x       4.78x       3.50x       3.01x       2.75x       1.96x       2.50x
EBITDA (3)..............................  $  258,601  $  291,445  $  385,681  $  323,502  $  260,333  $  187,714  $  146,062
Construction Expenditures...............  $  579,138  $  347,709  $  550,204  $  359,996  $  319,701  $  200,984  $  146,963

BALANCE SHEET DATA:
Cash and Cash Equivalents and Temporary
  Investments...........................  $   74,855  $  142,273  $  119,297  $   80,851  $   44,566  $   73,385  $   58,145
Property, Plant and Equipment (Net).....   2,220,087   1,560,572   1,828,889   1,293,410   1,063,656     846,089     695,623
Total Assets............................   4,661,071   3,933,418   4,200,969   3,469,082   2,790,127   2,259,182   1,696,486
Notes Payable...........................     451,329      98,236     160,537     184,320      98,608       6,309      46,816
Long-term Debt (including current
  portion) (4)..........................   1,241,669     926,821   1,018,851     894,584     562,165     537,566     426,885
Redeemable Preferred Shares (including
  current portion)......................       1,578       1,937       1,858      15,093      25,001      27,367      27,967
Common Stockholders' Equity.............  $1,968,279  $2,024,386  $2,032,941  $1,684,365  $1,473,038  $1,224,285  $  877,419

------------------------------

(1) Effective January 1, 1997, USM (as defined herein), a subsidiary of TDS, changed its financial reporting presentation for certain credits given to cellular customers on their monthly bills. Amounts for the years 1993-1996 have been reclassified to conform to the 1997 presentation.

(2) The reduction in the ratio of earnings to fixed charges and preferred stock dividends from the nine-month period ended September 30, 1996 to the nine-month period ended September 30, 1997 is primarily due to the decrease in gains on sales of cellular interests and other investments from $136.0 million in the first nine months of 1996 to $24.4 million in the first nine months of 1997 as well as the increase in interest expense. For the computation of the ratio of earnings to fixed charges and preferred stock dividends: (i) earnings consist of net income from continuing operations plus income taxes from continuing operations, fixed charges (less capitalized interest), distributions from minority subsidiaries and minority share in income of subsidiaries that have fixed charges, less equity in undistributed earnings of unconsolidated investments and minority share of losses; and (ii) fixed charges and preferred stock dividends consist of interest expense, capitalized interest, estimated interest portion of rentals and preferred stock dividend requirements increased to an amount representing the pretax earnings required to cover such dividend requirements.

(3) EBITDA represents Operating Income plus depreciation and amortization. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles and should not be considered as a measurement of net cash flows from operating activities.

(4) Long-term Debt does not reflect borrowings of $100 million contemplated by Aerial (as defined herein) pursuant to a pending private placement in connection with a refinancing arrangement relating to its existing vendor financing. See "Consolidated Capitalization."

                                  RISK FACTORS

    Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF PREFERRED SECURITIES GUARANTEE AND SUBORDINATED DEBENTURES

    TDS's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of TDS, including the Subordinated Debentures, and rank PARI PASSU with the most senior preferred stock issued from time to time by TDS. The obligations of TDS under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of TDS. No payment may be made of the principal of, premium, if any, or interest on the Subordinated Debentures, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debentures, at any time when (i) there is a default in the payment of amounts due on any Senior Indebtedness, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. As of September 30, 1997, Senior Indebtedness of TDS aggregated approximately $970 million. In addition, since TDS is a holding company, the right of TDS, and hence the right of the creditors of TDS (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized. There is no restriction in the Indenture (as defined herein) against subsidiaries of TDS incurring secured or unsecured indebtedness or issuing secured or unsecured securities. The ability of TDS to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As more fully set forth in the notes to the Company's financial statements, such payments by TDS's regulated telephone company subsidiaries are subject to legal and contractual restrictions, primarily contained in the mortgages granted by certain such subsidiaries to the Rural Utilities Service. There are no terms in the Preferred Securities, the Subordinated Debentures or the Preferred Securities Guarantee that limit TDS's ability to incur additional indebtedness, including indebtedness which ranks senior to the Subordinated Debentures and the Preferred Securities Guarantee. See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debentures" in the accompanying Prospectus, and "Description of the Subordinated Debentures -- Subordination" herein.

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

    The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The First National Bank of Chicago will act as indenture trustee under the Preferred Securities Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities.

    The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment of such liquidation amount, to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust.

    The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Securities Guarantee. Notwithstanding the foregoing, any holder of Preferred Securities may institute a legal proceeding directly against TDS to enforce such holder's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If TDS were to default on its obligation to pay amounts payable on the Subordinated Debentures or otherwise, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement (1) by the Property Trustee (as defined herein) of its rights as registered holder of the Subordinated Debentures against TDS pursuant to the terms of the Subordinated Debentures or
(2) by such holders of their right against TDS to enforce payments on the Subordinated Debentures. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debentures" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Preferred Securities Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debentures against TDS. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures, a holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against TDS to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing, and such event is attributable to the failure of TDS to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debentures. In connection with such Direct Action, TDS will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by TDS to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures. See "Description of the Preferred Securities -- Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    TDS has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue, despite such deferral, with interest thereon compounded quarterly) by the Trust during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters, but no such

Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any Extension Period, (a) TDS may not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS that rank PARI PASSU with or junior to the Subordinated Debentures, and (c) TDS may not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee). Prior to the termination of any such Extension Period, TDS may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest then due, TDS may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

    Should TDS exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities would be required to continue to accrue income (as original issue discount ("OID")) in respect of the interest payable thereafter allocable to its Preferred Securities for United States federal income tax purposes, which would be allocated but not distributed to holders of Preferred Securities. As a result, each such holder of Preferred Securities would recognize income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash from the Trust related to such income if such holder disposed of its Preferred Securities prior to the record date for the date on which distributions of such amounts were made. See "United States Federal Income Taxation -- Original Issue Discount." TDS has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

    Should TDS exercise its right to defer payments of interest by extending the interest payment period, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of TDS's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debentures) may be more volatile than other securities that do not have such rights. See "United States Federal Income Taxation -- Sales of Preferred Securities."

POSSIBLE TAX LAW CHANGES

    The Clinton Administration's budget proposals for fiscal year 1997 and fiscal year 1998 contained provisions which, if applicable to the Subordinated Debentures, would have prevented TDS from deducting interest thereon for United States federal income tax purposes. Congress has not enacted these provisions, which, unlike several other Clinton Administration proposals, were not included in the Taxpayer Relief Act of 1997. There can be no assurance that future legislative proposals, future regulations or official administrative pronouncements, or future judicial decisions will not affect the ability of TDS to deduct interest on the Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit TDS to cause a redemption of the Preferred Securities. See "Description of the Preferred Securities -- Tax Event Redemption" and "United States Federal Income Taxation -- Possible Tax Law Changes."

REDEMPTION OR DISTRIBUTION OF THE SUBORDINATED DEBENTURES

    TDS will have the right at any time to dissolve the Trust and, after satisfaction of claims of creditors as provided by applicable law, to cause the Subordinated Debentures to be distributed to the holders of the Trust Securities. In certain circumstances, TDS will have the right to redeem the Subordinated Debentures, in whole or in part, in which event the Trust will redeem the Trust Securities on a PRO RATA basis to the same extent as the Subordinated Debentures are redeemed by TDS. See "Description of the Preferred Securities -- Tax Event Redemption" and "United States Federal Income Taxation."

    Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution of the Trust, the distribution of the Subordinated Debentures would be a taxable event to holders of Preferred Securities. Moreover, the redemption of the Subordinated Debentures upon occurrence of a Tax Event, or a dissolution of the Trust in which holders of the Preferred Securities receive cash, would be a taxable event to such holders. See "United States Federal Income Taxation -- Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities or the Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures and TDS contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities -- Tax Event Redemption" and "Description of the Subordinated Debentures."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights primarily in connection with directing the activities of the Property Trustee as the holder of the Subordinated Debentures and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of Preferred Securities -- Voting Rights."

ABSENCE OF PRIOR PUBLIC MARKET

    Prior to this offering, there has been no public market for the Preferred Securities. Although the Preferred Securities have been approved for listing, subject to notice of issuance, on the AMEX, there can be no assurance that, once listed, an active trading market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus Supplement.

TRADING PRICE OF PREFERRED SECURITIES

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities who disposes of such Preferred Securities between record dates for payments of distributions thereon will be required to include in gross income the OID on the Subordinated Debentures through the date of disposition, and to add such amount to the adjusted tax basis in its PRO RATA share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (so determined), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Original Issue Discount" and "-- Sales of Preferred Securities."

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction, including a change of control, or other similar transactions involving TDS that may adversely affect such holders. See "Description of the Subordinated Debentures."

                                  THE COMPANY

    TDS is a diversified telecommunications service company with established cellular telephone, local telephone and radio paging operations and developing personal communications services ("PCS") operations. At September 30, 1997, the Company, through its subsidiaries, served approximately 2.7 million customer units in 37 states, including 1,357,000 cellular telephones, 506,600 telephone access lines, 65,000 PCS telephones, and 792,800 pagers. For the nine months ended September 30, 1997, cellular operations provided 59% of the Company's consolidated revenues; telephone operations provided 32%; PCS operations provided 2%; and paging operations provided 7% of such revenues. The Company's long-term business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize the Company's expertise in customer-based telecommunications services. The Company conducts substantially all of its cellular operations through its majority-owned subsidiary United States Cellular Corporation (AMEX symbol "USM"), which is the eighth largest cellular telephone company in the United States, based on the aggregate number of population equivalents it owns. The Company conducts substantially all of its telephone operations through its wholly-owned subsidiary TDS Telecommunications Corporation. The Company conducts substantially all of its PCS business through its majority-owned subsidiary Aerial Communications, Inc. (NASDAQ symbol "AERL"), which launched commercial service in the first half of 1997 and expects to complete initial construction of its PCS networks by the end of 1997. American Paging, Inc. (AMEX symbol "APP"), is a majority-owned subsidiary of TDS through which substantially all of the Company's radio paging operations are conducted.

                                   THE TRUST

    The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 15, 1997. The business of the Trust is defined in a declaration of trust executed by TDS, as sponsor (the "Sponsor"), and the Trustees (as defined herein). Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. TDS will acquire Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of 50 years, but may terminate earlier as provided in the Declaration.

    Pursuant to the Declaration, the number of Trustees (as defined herein) of the Trust will initially be five. Three of the Trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, TDS. The fourth trustee will be a financial institution that is unaffiliated with TDS, which trustee will serve as property trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). The fifth Trustee will either be a legal entity with its principal place of business or an individual resident in Delaware, which will serve for the limited purpose of satisfying certain Delaware laws (the "Delaware Trustee"). Initially, The First National Bank of Chicago will be the Property Trustee and First Chicago Delaware Inc. will be the Delaware Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, The First National Bank of Chicago will act as trustee (the "Guarantee Trustee") under the Preferred Securities Guarantee. The First National Bank of Chicago will act as Debt Trustee (as defined herein) under the Indenture. See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Preferred Securities -- Voting Rights" herein.

    The Trust's business and affairs will be conducted by the Trustees (the "Trustees") appointed by TDS, as holder of the Common Securities. The Property Trustee, acting in such capacity, will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. TDS, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees provided that the number of Trustees will be at least three, two of which will be Regular Trustees. TDS will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Subordinated Debentures -- Miscellaneous."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                USE OF PROCEEDS

    The Trust will use the proceeds from the sale of the Trust Securities to purchase Subordinated Debentures from TDS. TDS intends to use the net proceeds from such sale of Subordinated Debentures to repay certain short-term indebtedness. Thereafter, TDS may incur additional short-term indebtedness, the proceeds of which would be used for general corporate purposes, which may include working capital, capital expenditures, repayment or repurchases of outstanding indebtedness and investments in subsidiaries. Pending any such use, the net proceeds may be invested in marketable securities and short-term investments. The indebtedness to be repaid was incurred within the last year, primarily for the purpose of funding capital expenditures and working capital requirements of its majority-owned subsidiary, Aerial. At September 30, 1997, amounts outstanding under such indebtedness bore interest at a weighted average rate of 5.94% per annum and had a weighted average original maturity of 28 days from the date of incurrence of such indebtedness.

                          CONSOLIDATED CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at September 30, 1997 as adjusted to reflect the issuance and sale of the Preferred Securities offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds". The table is unaudited and should be read in conjunction with the TDS 10-K for the year ended December 31, 1996 and TDS's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated by reference herein. See "Documents Incorporated by Reference" in the accompanying Prospectus.

                                                                                           SEPTEMBER 30, 1997
                                                                                      ----------------------------
                                                                                         ACTUAL     AS ADJUSTED(1)
                                                                                      ------------  --------------

                                                                                         (DOLLARS IN THOUSANDS)
Notes Payable.......................................................................  $    451,329   $    301,329
                                                                                      ------------  --------------
                                                                                      ------------  --------------
Long-term Debt......................................................................     1,241,669      1,241,669
                                                                                      ------------  --------------
Redeemable Preferred Shares.........................................................         1,578          1,578
                                                                                      ------------  --------------
Minority Interest in Subsidiaries...................................................       424,615        424,615
                                                                                      ------------  --------------
Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust,
  holding solely Company Subordinated Debentures offered hereby(2)..................       --             150,000
                                                                                      ------------  --------------
Nonredeemable Preferred Shares......................................................        28,217         28,217
                                                                                      ------------  --------------
Common Shareholders' Equity
  Common Shares, par value $1 per share; authorized 100,000,000 shares; issued and
    outstanding 54,400,741 shares...................................................        54,401         54,401
  Series A Common Shares, par value $1 per share; authorized 25,000,000 shares;
    issued and outstanding 6,927,174 shares.........................................         6,927          6,927
  Common Shares Issuable, 10,480 shares.............................................           499            499
  Capital in Excess of Par Value....................................................     1,661,892      1,661,892
  Treasury Shares, at cost, 1,793,358 shares........................................       (69,767)       (69,767)
  Retained Earnings.................................................................       314,327        314,327
                                                                                      ------------  --------------
    Total Common Shareholders' Equity...............................................     1,968,279      1,968,279
                                                                                      ------------  --------------
    Total Capitalization............................................................  $  3,664,358   $  3,814,358
                                                                                      ------------  --------------
                                                                                      ------------  --------------

------------------------

(1) Does not reflect borrowings of $100 million contemplated by Aerial pursuant to a pending private placement in connection with a refinancing arrangement relating to its existing vendor financing.

(2) The sole assets of the Trust will be $154.6 million of 8.50% Subordinated Debentures due 2037 of TDS, including $150 million of such Subordinated Debentures attributable to such Preferred Securities and $4.6 million of such Subordinated Debentures attributable to the Common Securities of the Trust; TDS will own all of such Common Securities.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial information for the Company for each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The information for each of the five years ended December 31, 1996 has been derived from the audited Consolidated Financial Statements and other financial information contained in the TDS 10-Ks. See "Available Information" and "Documents Incorporated by Reference" in the accompanying Prospectus. Information for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of the Company that have been prepared on the same basis as the audited financial statements of the Company, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                              NINE MONTHS
                                          ENDED SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                         ----------------------  -----------------------------------------------------
                                            1997        1996       1996       1995       1994       1993       1992
                                         -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                              (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating Revenues (1).................   $1,070,371  $ 861,312  $1,186,884 $ 942,307  $ 726,036  $ 553,829  $ 432,740
Operating Income.......................      46,204     121,301    154,098    131,998    108,822     69,733     54,065
Other Income...........................      67,149     136,588    140,540    103,857     33,686     28,126     46,832
Interest Expense.......................      60,579      30,343     42,853     50,848     41,251     37,466     32,610
Income Taxes...........................      27,317     111,496    123,646     81,029     40,713     26,497     29,767
Net Income Before Extraordinary Item
  and Cumulative Effect of Accounting
  Changes..............................      25,457     116,050    128,139    103,978     60,544     33,896     38,520
Extraordinary Item.....................      --          --         --         --         --         --           (769)
Cumulative Effect of Accounting Changes
  (2)..................................      --          --         --         --           (723)    --         (6,866)
Net Income.............................      25,457     116,050    128,139    103,978     59,821     33,896     30,885
Net Income Available to Common.........   $  24,035   $ 115,281  $ 126,293  $ 102,044  $  58,012  $  31,510  $  28,648
Weighted Average Common Shares (000s)..      60,395      60,856     60,732     58,356     54,197     47,266     39,074

Earnings Per Common Share:
  Before Extraordinary Item and
    Cumulative Effect of Accounting
    Changes............................   $    0.40   $    1.89  $    2.08  $    1.74  $    1.07  $    0.67  $    0.91
  Net Income...........................   $    0.40   $    1.89  $    2.08  $    1.74  $    1.06  $    0.67  $    0.72

OTHER DATA:
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends (3)........       1.19x       4.78x      3.50x      3.01x      2.75x      1.96x      2.50x
EBITDA (4).............................   $ 258,601   $ 291,445  $ 385,681  $ 323,502  $ 260,333  $ 187,714  $ 146,062
Construction Expenditures..............   $ 579,138   $ 347,709  $ 550,204  $ 359,996  $ 319,701  $ 200,984  $ 146,963

BALANCE SHEET DATA:
Cash and Cash Equivalents and Temporary
  Investments..........................   $  74,855   $ 142,273  $ 119,297  $  80,851  $  44,566  $  73,385  $  58,145
Property, Plant and Equipment (Net)....   2,220,087   1,560,572  1,828,889  1,293,410  1,063,656    846,089    695,623
Total Assets...........................   4,661,071   3,933,418  4,200,969  3,469,082  2,790,127  2,259,182  1,696,486
Notes Payable..........................     451,329      98,236    160,537    184,320     98,608      6,309     46,816
Long-term Debt (including current
  portion)(5)..........................   1,241,669     926,821  1,018,851    894,584    562,165    537,566    426,885
Redeemable Preferred Shares (including
  current portion).....................       1,578       1,937      1,858     15,093     25,001     27,367     27,967
Common Stockholders' Equity............   $1,968,279  $2,024,386 $2,032,941 $1,684,365 $1,473,038 $1,224,285 $ 877,419

------------------------------

(1) Effective January 1, 1997, USM, a subsidiary of TDS, changed its financial reporting presentation for certain credits given to cellular customers on their monthly bills. Amounts for the years 1993-1996 have been reclassified to conform to the 1997 presentation.

(2) Effective January 1, 1994, TDS adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of the change on years prior to 1994 has been reflected in 1994 net income. Prior years' financial information has not been restated.

    Effective January 1, 1993, TDS adopted SFAS 109, "Accounting for Income Taxes." The cumulative effect of the change on years prior to 1993 did not have a material effect on net income or earnings per share. Prior years' financial information has not been restated.

    Effective January 1, 1992, TDS adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect of the change on years prior to 1992 has been reflected in 1992 net income. Prior years' financial information has not been restated.

(3) The reduction in the ratio of earnings to fixed charges and preferred stock dividends from the nine-month period ended September 30, 1996 to the nine-month period ended September 30, 1997 is primarily due to the decrease in gains on sales of cellular interests and other investments from $136.0 million in the first nine months of 1996 to $24.4 million in the first nine months of 1997 as well as the increase in interest expense. For the computation of the ratio of earnings to fixed charges and preferred stock dividends: (i) earnings consist of net income from continuing operations plus income taxes from continuing operations, fixed charges (less capitalized interest), distributions from minority subsidiaries and minority share in income of subsidiaries that have fixed charges, less equity in undistributed earnings of unconsolidated investments and minority share of losses; and (ii) fixed charges and preferred stock dividends consist of interest expense, capitalized interest, estimated interest portion of rentals and preferred stock dividend requirements increased to an amount representing the pretax earnings required to cover such dividend requirements.

(4) EBITDA represents Operating Income plus depreciation and amortization. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles and should not be considered as a measurement of net cash flows from operating activities.

(5) Long-term Debt does not reflect borrowings of $100 million contemplated by Aerial pursuant to a pending private placement in connection with a refinancing arrangement relating to its existing vendor financing. See "Consolidated Capitalization."

                              ACCOUNTING TREATMENT

    The financial statements of the Trust will be consolidated into TDS's consolidated financial statements, with the Preferred Securities treated as minority interest and shown in TDS's balance sheet as "Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust, holding solely Company Subordinated Debentures." The financial statement footnotes of TDS will reflect that the sole asset of the Trust will be the Subordinated Debentures. See "Consolidated Capitalization."

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Act and the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities, which supplements and, to the extent inconsistent, replaces, the description set forth under the caption "Description of the Preferred Securities" in the accompanying Prospectus, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part, the Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by TDS. The Common Securities rank PARI PASSU, and payments will be made thereon on a PRO RATA basis, with the Preferred Securities, except that upon the occurrence and during the continuation of a Declaration Event of Default (as defined below), the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee, acting in such capacity, will own and hold the Subordinated Debentures for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust and payments upon redemption of the Preferred Securities or liquidation of the Trust are guaranteed by TDS to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Preferred Securities Guarantee" herein. The Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have sufficient available funds in the Property Account to make such distributions. In such event, the remedy of a holder of Preferred Securities would be to vote to direct the Property Trustee to enforce the Property Trustee's rights under the Subordinated Debentures except in the limited circumstances in which the holder may take Direct Action. See "-- Voting Rights" and "-- Declaration Events of Default."

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum of 8.50% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears will bear interest compounded quarterly at the same per annum rate (to the extent permitted by applicable law) (the "Compound Interest"). The term "distributions" as used herein includes any such interest payable unless otherwise stated. Distributions on the Preferred Securities will be cumulative, will accrue from the date of the initial issuance of the Preferred Securities and will be payable quarterly in arrears on March 31, June 30,

September 30 and December 31 of each year commencing December 31, 1997, except as otherwise described below. The first distribution will be $.2538 per Preferred Security and will be payable on December 31, 1997. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months.

    TDS has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period from time to time on the Subordinated Debentures issued thereunder for up to 20 consecutive quarters which, if exercised, would defer quarterly distributions on the Preferred Securities (although such distributions would continue to accrue interest) during any such Extension Period. During any Extension Period, (a) TDS may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures, and (c) TDS may not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee). This prohibition effectively requires that any Extension Period with respect to any series of Subordinated Debentures will also apply to each other series of subordinated debentures issued under the Indenture to other trusts similar to the Trust. Prior to the termination of any such Extension Period, TDS may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, TDS may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "-- Voting Rights" and "Description of the Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities, if funds are available therefor, as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

    Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Subordinated Debentures. See "Description of the Subordinated Debentures." The payment of distributions out of moneys held by the Trust is guaranteed by TDS to the extent set forth under "Description of the Preferred Securities Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the Subordinated Debentures. Such distributions will be paid through the Property Trustee, which will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees will have the right to select relevant record dates which will be, subject to the requirements of any applicable exchange, at least one Business Day, but less than 60 Business Days, prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a day on which banking institutions in Chicago, Illinois or New York, New York are authorized or required by law to close.

REDEMPTION

    The Subordinated Debentures will mature on December 31, 2037 or such other date to which the maturity of the Subordinated Debentures may be extended, as described under "Description of the Subordinated Debentures -- General," and may be redeemed, in whole or in part, at any time on or after November 18, 2002, or in whole but not in part at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Subordinated Debentures, whether at maturity or upon acceleration, redemption or otherwise, the proceeds from such repayment or payment will simultaneously be applied to redeem Trust Securities on a PRO RATA basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so repaid or redeemed at the Redemption Price; provided that, except in the case of payments upon maturity, holders of Trust Securities will be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Debentures." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

TAX EVENT REDEMPTION

    "Tax Event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "Redemption Tax Opinion") to the effect that, on or after the date of this Prospectus Supplement, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that interest payable by TDS to the Trust on the Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible, in whole or in part by TDS for United States federal income tax purposes.

    If at any time a Tax Event has occurred and is continuing, TDS may, upon not less than 30 nor more than 60 days notice, redeem the Subordinated Debentures in whole but not in part for cash within 90 days following the occurrence of such Tax Event; provided, however, that, if at the time there is available to TDS or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, TDS or the holders of the Trust Securities, TDS or the Trust will pursue such measure in lieu of redemption. Upon such redemption of the Subordinated Debentures, the proceeds of such redemption will simultaneously be applied to redeem Trust Securities on a PRO RATA basis having an aggregate liquidation amount equal to the aggregate principal amount so redeemed at the Redemption Price. See "United States Federal Income Taxation."

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then by 12:00 noon, New York City time, on the redemption date, provided that TDS has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debentures, the Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption has been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by TDS pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

    Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), TDS or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

DISSOLUTION; DISTRIBUTION OF SUBORDINATED DEBENTURES

    TDS will have the right at any time to dissolve the Trust and, after satisfaction of claims of creditors as provided by applicable law, to cause the Subordinated Debentures to be distributed to the holders of the Trust Securities. In the event of any dissolution of the Trust, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors of the Trust, an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such dissolution, Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a PRO RATA basis to the holders of Preferred Securities in exchange for such Preferred Securities.

    If upon any such dissolution the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities will be paid on a PRO RATA basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution PRO RATA with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities.

    Pursuant to the Declaration, the Trust will dissolve upon the earliest of
(i) the expiration of the term of the Trust, (ii) the bankruptcy of TDS, (iii) the filing of a certificate of dissolution or its equivalent with respect to TDS, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of TDS and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) the entry of a decree of judicial dissolution of TDS or the Trust, (v) the redemption of all of the Trust Securities, (vi) the dissolution of the Trust in accordance with the terms of the Trust Securities pursuant to which all Subordinated Debentures shall have been distributed to the holders of the Trust Securities, or (vii) at any such time, at the option of TDS upon its written direction to the Property Trustee, as TDS shall dissolve the Trust and distribute the Subordinated Debentures to the holders of the Trust Securities.

    If Subordinated Debentures are distributed to the holders of the Preferred Securities, TDS will use its best efforts to have the Subordinated Debentures listed on the AMEX or on such other exchange on which the Preferred Securities are then listed.

    After the date for any distribution of Subordinated Debentures upon dissolution of the Trust, (i) the Preferred Securities and Preferred Securities Guarantees will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities and Preferred Securities Guarantees not held by the depositary or its nominee will be deemed to represent Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to TDS or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") (see "Description of the Subordinated Debentures -- Indenture Events of Default") constitutes an event of default under the Declaration (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities or its consequences until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore under the Indenture.

    If the Property Trustee fails to enforce its rights under the Subordinated Debentures after a holder of Preferred Securities has made a written request, such holder may, to the fullest extent permitted by law, institute a legal proceeding against TDS to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of TDS to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder directly of the principal of, or interest on, Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Debentures. In connection with such Direct Action, TDS will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by TDS to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Debentures, will have the right under the Indenture to declare the principal of, and interest on, the Subordinated Debentures to be immediately due and payable. The principal amount of the Subordinated Debentures will become immediately due and payable, without any declaration or other action by the Property Trustee or any other person, upon the occurrence of certain Events of Default relating to the bankruptcy of TDS. TDS and the Trust are each required to file annually with the Property Trustee an officers' certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as provided below, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantee -- Amendments and Assignment" in the accompanying Prospectus and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights. In the event that TDS elects to defer payments of interest on the Subordinated Debentures as described above under "-- Distributions," the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

    Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Subordinated Debentures, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee under the Indenture with respect to the Subordinated Debentures, (ii) waive any past default (and its consequences) which is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent shall be required; provided, however, that where a consent under the Indenture would require the consent of the holders of more than a majority in principal amount of Subordinated Debentures affected thereby (a "Super-Majority"), only the holders of at least the proportion in liquidation amount of the Preferred Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures may direct the Property Trustee to give such consent. If the Property Trustee fails to enforce its rights under the Declaration, a holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against any person to enforce the Property Trustee's rights under the Declaration without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Regular Trustees will notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debentures. The Property Trustee will not take any action described in clauses (i), (ii), (iii) or (iv) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

    In the event the consent of the Property Trustee, as the holder of the Subordinated Debentures, is required under the Indenture for any amendment, modification or termination of the Indenture, the Property Trustee will request, and act only in accordance with, the direction of the holders of a majority in liquidation amount of the Preferred Securities and, if no Declaration Event of Default has occurred and is continuing, the holders of a majority in liquidation amount of the Common Securities, voting together as separate classes, provided that where a consent under the Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Preferred Securities and Common Securities, respectively, which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures outstanding. The Property Trustee will not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holder of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debentures in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, neither TDS nor any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, TDS, will be entitled to vote or consent with respect to any Preferred Securities which at such time are owned by TDS or any such entity, and such Preferred Securities will, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

    Holders of the Preferred Securities will have no rights to appoint or remove the Trustees, who may be appointed, removed or replaced solely by TDS, as the direct or indirect holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees, provided that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of the holders of at least 66 2/3% in liquidation amount of the Trust Securities affected thereby, provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of the holders of 66 2/3% in liquidation amount of such class of Trust Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified as other than a grantor trust, for purposes of United States federal income tax purposes, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

CONSOLIDATION, MERGER AND SALE

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as otherwise described in "--Dissolution; Distribution of Subordinated Debentures" above. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Delaware Trustee or the Property Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption, maturity and otherwise, (ii) TDS expressly acknowledges a trustee of such successor entity which possesses the same powers and duties as the Property Trustee as the holder of the Subordinated Debentures,
(iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, TDS has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) TDS guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust will not, except with the consent of the holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust and each holder of Trust Securities not to be treated as owning an undivided beneficial interest in the Subordinated Debentures.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC ("Global Certificates").

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "Clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

    DTC has advised TDS that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is a Declaration Event of Default under the Preferred Securities, DTC will exchange the Global Certificates for certificated Preferred Securities, which it will distribute to its Participants.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce PRO RATA the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed; provided that if, as a result of such PRO RATA redemption, Direct Participants would hold fractional interests in the Preferred Securities, DTC will adjust the amount of the interest of each Direct Participant to be redeemed to avoid such fractional interests.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee or TDS, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither TDS, the Trust nor any Trustee will have any responsibility for the performance by DTC or its Direct Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of TDS) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities of such Trust will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that TDS and the Trust believe to be reliable, but TDS and the Trust assume no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, prior to the occurrence of a default with respect to the Preferred Securities and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Property Trustee, upon the occurrence of a Declaration Event of Default, from exercising the rights and powers vested in it by the Declaration. The Property Trustee also serves as trustee under the Preferred Securities Guarantee. TDS and its officers and directors have no material relationship with the initial Property Trustee except that TDS and certain of its subsidiaries maintain normal banking relations and other financial service relations with The First National Bank of Chicago.

REGISTRAR AND TRANSFER AGENT

    In the event that the Preferred Securities do not remain in book-entry only form, the Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Regular Trustees may require) in respect of any tax or other governmental charges which may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. TDS is authorized and directed to conduct its affairs so that the Subordinated Debentures will be treated as indebtedness of TDS for United States federal income tax purposes. In this connection, the Regular Trustees and TDS are authorized to take any action, not inconsistent with applicable law, or the corporate charter of TDS, that each of the Regular Trustees and TDS determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

    Holders of Preferred Securities will have no preemptive or similar rights.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

    Pursuant to the Preferred Securities Guarantee, TDS will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus) except to the extent paid by the Trust, as and when due, regardless of any defense, right of setoff or counterclaim which the Trust may have or assert. TDS's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by TDS to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as Guarantee Trustee. The terms of the Preferred Securities Guarantee will be those set forth in such Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The Preferred Securities Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. A summary description of the Preferred Securities Guarantee appears in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantees."

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Set forth below is a description of the specific terms of the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debentures set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debentures". The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Indenture, dated as of October 15, 1997, between TDS and The First National Bank of Chicago, as Trustee (the "Debt Trustee"), as supplemented by a Supplemental Indenture dated as of November 18, 1997, (said Subordinated Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

    TDS will have the right at any time to liquidate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Trust Securities. If the Subordinated Debentures are distributed to the holders of the Preferred Securities, TDS will use its best efforts to have the Subordinated Debentures listed on the AMEX or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

    The Subordinated Debentures will be issued as unsecured indebtedness of TDS under the Indenture. The Subordinated Debentures will be limited in aggregate principal amount to approximately $154.6 million, such amount being the sum of the aggregate stated liquidation amount of the Trust Securities.

    The Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest and Additional Interest (as defined herein), if any, on December 31, 2037. The stated maturity date may be extended at any time by the Company to any date not later than December 31, 2046; provided, that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) in the case of Subordinated Debentures held by the Trust, the Trust is not in arrears on payments of distributions on the Preferred Securities and no deferred distributions are accumulated. In the event the Company elects to extend the stated maturity of the Subordinated Debentures, it shall give notice to the Debt Trustee, and the Debt Trustee shall give notice of such extension to the holders of the Subordinated Debentures not more than 90 and not less than 30 days prior to the effectiveness thereof.

    If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Debentures will initially be issued as a Global Security (as defined herein). As described herein, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" and "The Depositary" below. In the event that Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of TDS by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto.

Notwithstanding the foregoing, so long as the holder of any Subordinated Debentures is the Property Trustee, the payment of principal and interest on the Subordinated Debentures held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving TDS that may adversely affect such holders.

SUBORDINATION

    The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of TDS, whether now existing or hereafter incurred. Senior Indebtedness may include indebtedness of TDS which is subordinated to other indebtedness of TDS but nevertheless senior to the Subordinated Debentures. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Subordinated Debentures may be made if (a) there is a default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any payment by TDS or distribution of assets of TDS to creditors upon any dissolution, winding-up, liquidation or reorganization of TDS, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debentures are entitled to receive or retain any payment. Upon payment in full of all amounts due on the Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

    The term "Senior Indebtedness" means (i) any payment in respect of (a) indebtedness of TDS for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by TDS;
(ii) all capital lease obligations of TDS; (iii) all obligations of TDS issued or assumed as the deferred purchase price of property, all conditional sale obligations of TDS and all of its obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of TDS for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through
(iv) above of other Persons for the payment of which TDS is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of TDS (whether or not such obligation is assumed by TDS), except for (1) the Subordinated Debentures and any other indebtedness that is by its terms subordinated to or PARI PASSU with the Subordinated Debentures, as the case may be, including all other debt securities and guarantees in respect of those debt securities, issued to any other trusts, partnerships or any other entity affiliated with TDS which is a financing vehicle of TDS in connection with the issuance of preferred securities by such entity or other securities which rank PARI PASSU with, or junior to, the Preferred Securities, and (2) any indebtedness between or among TDS and its affiliates. Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by TDS. As of September 30, 1997, Senior Indebtedness of TDS aggregated approximately $970 million. In addition, since TDS is a holding company, the right of TDS, and hence the right of the creditors of TDS (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized. There is no restriction in the Indenture against subsidiaries of TDS incurring secured or unsecured indebtedness or issuing secured or unsecured securities. The ability of TDS to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As more fully set forth in the notes to the Company's financial statements, such payments by TDS's regulated telephone company subsidiaries are subject to legal and contractual restrictions, primarily contained in the mortgages granted by certain such subsidiaries to the Rural Utilities Service.

OPTIONAL REDEMPTION

    TDS will have the right to redeem the Subordinated Debentures, in whole or in part, from time to time, on or after November 18, 2002, or at any time in whole but not in part in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Tax Event Redemption" herein, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities, TDS may only redeem the Subordinated Debentures in whole.

INTEREST

    Each Subordinated Debenture will bear interest at the rate of 8.50% per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1997, to the person in whose name such Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. If the Subordinated Debentures do not continue to remain in book-entry only form, TDS will have the right to select record dates which may not be less than fifteen days prior to each Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    TDS will have the right at any time, and from time to time, during the term of the Subordinated Debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period TDS will pay all interest then accrued and unpaid (including any Additional Interest, together with the interest thereon compounded quarterly at the rate specified for the Subordinated Debentures to the extent permitted by applicable law); provided, that, during any such Extension Period, (a) TDS may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures and (c) TDS may not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee).

    This covenant effectively requires that any Extension Period with respect to payment of interest on any series of Subordinated Debentures will also apply to each other series of subordinated debentures issued under the Indenture to other trusts similar to the Trust.

    Prior to the termination of any such Extension Period, TDS may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest on the Subordinated Debentures then due, TDS may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period, except at the end thereof, will be due and payable. TDS has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

    If the Property Trustee is the sole holder of the Subordinated Debentures, TDS will give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the next succeeding date on which distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to the AMEX or other applicable self-regulatory organization or to holders of the Trust Securities on the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees will give notice of TDS's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee is not the sole holder of the Subordinated Debentures, TDS will give the holders of the Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next Interest Payment Date or (ii) the date TDS is required to give notice to the AMEX or other applicable self-regulatory organization or to holders of the Subordinated Debentures, but in any event at least two Business Days before such record date.

ADDITIONAL INTEREST

    If at any time the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, TDS will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

POSSIBLE TAX LAW CHANGES

    The Clinton Administration's budget proposals for fiscal year 1997 and fiscal year 1998 contained provisions which, if applicable to the Subordinated Debentures, would have prevented TDS from deducting interest thereon for United States federal income tax purposes. Congress has not enacted these provisions, which, unlike several other Clinton Administration proposals, were not included in the Taxpayer Relief Act of 1997. There can be no assurance that future legislative proposals, future regulations or official administrative pronouncements, or future judicial decisions will not affect the ability of TDS to deduct interest on the Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit TDS to cause a redemption of the Preferred Securities. See "Description of the Preferred Securities -- Tax Event Redemption" and "United States Federal Income Taxation -- Possible Tax Law Changes."

INDENTURE EVENTS OF DEFAULT

    If any Indenture Event of Default has occurred and is continuing, the Property Trustee, as the holder of the Subordinated Debentures, will have the right to declare the principal of and the interest on the Subordinated Debentures (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debentures. The principal amount of the Subordinated Debentures will become immediately due and payable, without any declaration or other action by the Property Trustee or any other person, upon the occurrence of certain Events of Default relating to the bankruptcy of TDS. See "Description of Subordinated Debentures -- Indenture Events of Default" in the accompanying Prospectus for a description of Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as a holder of Subordinated Debentures. See "Description of the Preferred Securities -- Declaration Events of Default" and "-- Voting Rights." Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and is attributable to the failure of TDS to pay interest on or principal of the Subordinated Debentures on the date such interest or principal is otherwise payable, TDS acknowledges that a holder of Preferred Securities may then institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debentures. Notwithstanding any payments made to such holder of Preferred Securities by TDS in connection with a Direct Action, TDS will remain obligated to pay the principal of or interest on the Subordinated Debentures held by the Trust or the Property Trustee, and TDS will be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by TDS to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Subordinated Debentures.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, the Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debentures will be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the Depositary or, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Subordinated Debentures under the Indenture.

THE DEPOSITARY

    If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities Depositary for the Subordinated Debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any Subordinated Debentures represented by one or more Global Securities. TDS may appoint a successor to DTC or any successor Depositary in the event DTC or such successor Depositary is unable or unwilling to continue as a Depositary for the Global Securities.

    None of TDS, the Trust, the Property Trustee, any paying agent or any other agent of TDS or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Global Security will be exchangeable for Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies TDS that it is unwilling or unable to continue as a depositary for such Global Security and no successor Depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed, (iii) TDS, in its sole discretion, determines that such Global Security will be so exchangeable or (iv) there has occurred an Indenture Event of Default with respect to such Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

    If the Subordinated Debentures are not represented by one or more Global Securities, certificates evidencing the Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar or at the office of any transfer agent designated by TDS for such purpose with respect to the Subordinated Debentures, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Debenture Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. TDS has appointed the Debt Trustee as Debenture Registrar with respect to the Subordinated Debentures. TDS may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that TDS will be required to maintain a transfer agent at the place of payment. TDS may at any time designate additional transfer agents with respect to the Subordinated Debentures.

    In the event of any redemption of only a part of the Subordinated Debentures, TDS will not be required to (i) issue, exchange or register the transfer of Subordinated Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all of the Subordinated Debentures and ending at the close of business on the date of such mailing and (ii) register the transfer of or exchange any Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Debentures being redeemed in part.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

    The Indenture will provide that TDS will pay all fees and expenses related to (i) the offering of the Preferred Securities and the Subordinated Debentures,
(ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities.

    TDS will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of TDS; provided that, in the event of any such assignment, TDS will remain liable for all of such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

            EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES
                     AND THE PREFERRED SECURITIES GUARANTEE

    As set forth in the Declaration, the sole purposes of the Trust are to (i) issue Trust Securities, (ii) invest the proceeds thereof in the Subordinated Debentures and (iii) engage in only those other activities necessary or incidental thereto.

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) TDS will pay for all costs and expenses of the Trust; and (iv) the Declaration provides that the Trustees may not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by TDS as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. If TDS does not make interest payments on the Subordinated Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

    If TDS fails to make interest or other payments on the Subordinated Debentures when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Voting Rights" in this Prospectus Supplement, may direct the Property Trustee to enforce its rights under the Subordinated Debentures, including proceeding directly against TDS to enforce the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures, a holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against TDS to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust.

    If TDS fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities affected thereby may institute a legal proceeding directly against TDS to enforce the Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by TDS of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General" in the accompanying Prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

    The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders that purchase the Preferred Securities upon original issuance. This summary does not address all the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons whose functional currency is other than the United States dollar, persons who hold Preferred Securities as part of a straddle, hedging or conversion transaction or, except as specifically described herein, foreign taxpayers. In addition, this summary does not address any aspects of state, local, or foreign laws. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Each holder should consult its tax advisor as to its particular tax consequences of acquiring, holding, and disposing of the Preferred Securities, including the tax consequences under state, local, and foreign laws.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    It is a condition to the issuance of the Preferred Securities that Sidley & Austin, counsel to the Company, render its opinion that under current United States federal income tax law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Debentures held by the Trust will be classified for United States federal income tax purposes as indebtedness of TDS. Accordingly, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

CLASSIFICATION OF THE TRUST

    It is a condition to the issuance of the Preferred Securities that Sidley & Austin render its opinion that under current United States federal income tax law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities will generally be considered the owner of an undivided interest in the Subordinated Debentures, and each holder will be required to include in its gross income any original issue discount ("OID") accrued with respect to its allocable share of those Subordinated Debentures. Investors should be aware that the foregoing opinions of Sidley & Austin have not been confirmed by the Internal Revenue Service (the "Service"), by private ruling or otherwise, and are not binding on the Service or the courts.

    TDS, the Trust, and, by its acceptance of a Preferred Security or a beneficial interest therein, the holder of, and any person that acquires a beneficial interest in, such Preferred Security agree to treat such Preferred Security and the Subordinated Debentures consistently with the foregoing opinions.

ORIGINAL ISSUE DISCOUNT

    Because TDS has the option, under the terms of the Subordinated Debentures, to defer payments of interest by extending interest payment periods for up to 20 consecutive quarters, all of the stated interest payments on the Subordinated Debentures will be treated as OID. Holders of debt instruments issued with OID must include that OID in income on an economic accrual basis as ordinary income, regardless of their method of tax accounting or when the cash is actually received. Actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any quarter will approximately equal the amount of the interest that accrues on the Subordinated Debentures in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

MARKET DISCOUNT AND PREMIUM

    Holders of Preferred Securities other than holders that purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interest in the Subordinated Debentures with market discount, amortizable bond premium or acquisition premium as such terms are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Dissolution; Distribution of Subordinated Debentures," Subordinated Debentures may be distributed to holders in exchange for Preferred Securities in liquidation of the Trust. Under current United States federal income tax law, such a redemption would be treated as a non-taxable event to each holder, and each holder would have an aggregate tax basis in the Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder.

    Under certain circumstances, as described under the captions "Description of the Preferred Securities -- Redemption," "Description of the Preferred Securities -- Tax Event Redemption," and "Description of the Subordinated Debentures -- Optional Redemption," the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current United States federal income tax law, such a redemption would be a taxable event, and a holder would recognize gain or loss as if such holder sold such redeemed Preferred Securities for cash. See "Sales of Preferred Securities" below.

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities will generally be the initial purchase price increased by the OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Any gain or loss upon a sale or other disposition of Preferred Securities by a holder generally will be capital gain or loss. The recently enacted Taxpayer Relief Act of 1997 made certain changes to the Code with respect to the taxation of capital gains of taxpayers other than corporations. Under the Taxpayer Relief Act of 1997, capital gain realized on the disposition of an asset held for more than one year but not more than 18 months is taxed at a maximum rate of 28% and capital gain realized on the disposition of an asset held for more than 18 months is taxed at a maximum rate of 20%. Capital gain on the disposition of assets held for not more than one year continues to be taxed at the rates applicable to ordinary income (i.e., up to 39.6%).

    The Preferred Securities may trade at prices that do not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include in gross income the OID on the Subordinated Debentures through the date of disposition and to add such amount to such holder's adjusted tax basis in the PRO RATA share of the underlying Subordinated Debentures deemed disposed of. To the extent that the selling price is less than the holder's adjusted tax basis (so determined) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that for United States federal income tax purposes is a foreign corporation, a nonresident alien individual, a foreign partnership, or a foreign estate or trust. This discussion assumes that income with respect to the Preferred Securities is not effectively connected with a trade or business in the United States in which the United States Alien Holder is engaged.

    Under current United States federal income tax law, and subject to the discussion of backup withholding in the following section, payments with respect to principal and interest (including OID) by the Trust or any of its paying agents to any holder of a Preferred Security that is a United States Alien Holder will not be subject to withholding of United States federal income tax, provided that, in the case of interest (including OID), (i) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of TDS entitled to vote,
(ii) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related, directly or indirectly, to TDS through stock ownership, and (iii) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Securities in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof. The foregoing certification may be provided by the beneficial owner of the Preferred Security on Internal Revenue Service Form W-8 and such certificate is effective with respect to payments of interest (including OID) made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

    On October 14, 1997, the Service published in the Federal Register final regulations (the "1997 Final Regulations") which affect the United States taxation of United States Alien Holders. The 1997 Final Regulations are effective for payments after December 31, 1998, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules (see below). The discussion under this heading and under "Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 Final Regulations, and prospective holders of a Preferred Security are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 Final Regulations.

    The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. "Qualified intermediaries" include: (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization) or
(ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the Service. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8 (see below), from each beneficial owner. Under another option, an authorized foreign agent of a United

States withholding agent will be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

    For purposes of the certification requirements, the 1997 Final Regulations generally treat as the beneficial owners of payments on a Preferred Security those persons that, under United States tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for holders not furnishing the required certifications to qualify for the withholding exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including Internal Revenue Service Form W-8) with a single, revised Internal Revenue Service Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

    Under the 1997 Final Regulations, withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of a Preferred Security by a United States Alien Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

    The 1997 Final Regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1998 will generally remain valid until the earlier of December 31, 1999 or the date of expiration of the certificate under the law in effect prior to January 1, 1999. Further, certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the Service, (iii) is notified by the Service that such person has failed properly to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Service that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

    In the case of a United States Alien Holder, under current United States federal income tax law, backup withholding and information reporting do not apply to payments of principal and interest (including OID) with respect to a Preferred Security, or to payments on the sale, exchange, redemption or retirement of a Preferred Security, if such Holder has provided the required certification under penalties of perjury that such Holder is a United States Alien Holder or has otherwise established an exemption.

    Under current United States federal income tax law, (i) principal or interest payments (including OID) with respect to a Preferred Security collected outside the United States by a foreign office of a custodian, nominee or broker acting on behalf of a beneficial owner of a Preferred Security and (ii) payments on the sale, exchange, redemption or retirement of a Preferred Security to or through a foreign office of a broker are not generally subject to backup withholding or information reporting. However, if such custodian, nominee or broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% of more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such custodian, nominee or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments, unless such custodian, nominee or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption.

    In the case of a United States Alien Holder, under the 1997 Final Regulations, backup withholding and information reporting will not apply to payments of principal and interest (including OID) with respect to a Preferred Security if such Holder provides the required certification to establish an exemption from the withholding of the United States federal income tax or otherwise establishes an exemption.

    Under the 1997 Final Regulations, payments of principal and interest (including OID) with respect to a Preferred Security made to a custodian, nominee or broker will not be subject to backup withholding or information reporting, irrespective of the place of payment or the location of the office of the custodian, nominee or broker, although payments of interest (including OID) with respect to a Preferred Security paid to a foreign intermediary (whether or not a qualified intermediary) will be subject to withholding of United States federal income tax at the rate of 30% unless the beneficial owner (whether or not a United States person) establishes an exemption by furnishing a withholding certificate or other appropriate documentation. Unless the beneficial owner establishes an exemption, a payment by a custodian, nominee or broker may be subject to information reporting and, unless (i) the payment has been subject to withholding of United States federal income tax at the rate of 30% or (ii) the payment is made outside the United States to an offshore account in a financial institution that maintains certain procedures related to account documentation, to backup withholding as well.

    Under the 1997 Final Regulations, payments on the sale, exchange, redemption or retirement of a Preferred Security to or through a broker may be subject to information reporting and backup withholding unless (i) the transaction is effected outside the United States and the broker is not a United States person, a controlled foreign corporation for United States tax purposes, a United States branch of a foreign bank or foreign insurance company, a foreign partnership controlled by United States persons or engaged in a United States trade or business or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period or (ii) the beneficial owner otherwise establishes an exemption.

    Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES

    The Clinton Administration's budget proposals for fiscal year 1997 and fiscal year 1998 contained provisions which, if applicable to the Subordinated Debentures, would have prevented TDS from deducting interest thereon for United States federal income tax purposes. Congress has not enacted these provisions, which, unlike several other Clinton Administration proposals, were not included in the Taxpayer Relief Act of 1997. There can be no assurance that future legislative proposals, future regulations or official administrative pronouncements, or future judicial decisions will not affect the ability of TDS to deduct interest on the Subordinated Debentures.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., PaineWebber Incorporated and Prudential Securities Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                                       NUMBER OF
             UNDERWRITER                                                                               PREFERRED
             -----------------------                                                                   SECURITIES
                                                                                                       ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...............................................................................   1,070,000
Donaldson, Lufkin & Jenrette Securities Corporation..................................................   1,070,000
Goldman, Sachs & Co..................................................................................   1,070,000
PaineWebber Incorporated.............................................................................   1,070,000
Prudential Securities Incorporated...................................................................   1,070,000
CIBC Oppenheimer Corp................................................................................      50,000
Cowen & Company......................................................................................      50,000
Credit Suisse First Boston Corporation...............................................................      50,000
Dain Bosworth Incorporated...........................................................................      50,000
A.G. Edwards & Sons, Inc.............................................................................      50,000
EVEREN Securities, Inc...............................................................................      50,000
The Ohio Company.....................................................................................      50,000
Piper Jaffray Inc....................................................................................      50,000
Raymond James & Associates, Inc......................................................................      50,000
Salomon Brothers Inc.................................................................................      50,000
SBC Warburg Dillon Read Inc..........................................................................      50,000
Tucker Anthony Incorporated..........................................................................      50,000
Wheat, First Securities, Inc.........................................................................      50,000
                                                                                                       ----------
          Total......................................................................................   6,000,000
                                                                                                       ----------
                                                                                                       ----------

    The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.45 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of TDS, the Underwriting Agreement provides that TDS will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $.7875 per Preferred Security (or $4,725,000 in the aggregate) for the accounts of the several Underwriters; provided that, such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

    During a period of 30 days from the date of this Prospectus Supplement, neither the Trust nor TDS will, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

    The Preferred Securities have been approved for listing, subject to notice of issuance, on the AMEX. Trading of the Preferred Securities on the AMEX is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the AMEX. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

    Prior to this offering there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the AMEX, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

    In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Preferred Securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company, the Trust, nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither the Company, the Trust, nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced, will not be discontinued without notice.

    The Trust and TDS have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Certain of the Underwriters engage in transactions with and, from time to time, have performed services for TDS and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the legality of the Preferred Securities, the validity of the Declaration, the formation of the Trust and the legality under state law of the Trust Securities will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Trust and the Company. The legality under state law of the Preferred Securities Guarantee and the Subordinated Debentures will be passed upon on behalf of the Trust and the Company by Sidley & Austin, Chicago. Certain matters of Iowa law will be passed upon on behalf of the Company by Nyemaster, Goode, Voigts, West, Hansell & O'Brien, special Iowa counsel. Certain legal matters will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois. Walter C.D. Carlson, a director of TDS and a beneficiary and trustee of the voting trust which controls TDS, is a partner at Sidley & Austin. Michael G. Hron and William S. DeCarlo, the Secretary and Assistant Secretary of TDS and certain TDS subsidiaries, respectively, and Stephen P. Fitzell and Sherry S. Treston, the Secretary and Assistant Secretary of certain TDS subsidiaries, respectively, are partners of Sidley & Austin. Mayer, Brown & Platt from time to time acts as counsel in certain matters for TDS, certain of its subsidiaries, and certain members of the Carlson family. Debora De Hoyos, the spouse of Walter C.D. Carlson and a director of American Paging, Inc., a publicly traded subsidiary of TDS, is a partner of Mayer, Brown & Platt.

PROSPECTUS

                                  $400,000,000
                                 TDS CAPITAL I
                                 TDS CAPITAL II
                                TDS CAPITAL III

                              PREFERRED SECURITIES
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                        TELEPHONE AND DATA SYSTEMS, INC.
                                ---------------

    TDS Capital I, TDS Capital II, and TDS Capital III, each a statutory business trust formed under the laws of the State of Delaware (each, a "Trust" and, collectively, the "Trusts") may severally offer, from time to time, their respective preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of each Trust. Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), will be the sole owner of the undivided common beneficial interests in such assets represented by trust originated common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of each Trust. The payment of periodic cash distributions ("distributions") with respect to the Preferred Securities and payments on liquidation or redemption with respect to such Preferred Securities will be each guaranteed by TDS in the case of each Trust (a "Preferred Securities Guarantee"), in each case only out of funds held by such Trust. TDS's obligations under the Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of TDS and will rank PARI PASSU with the most senior preferred stock issued by TDS. Concurrently with the issuance by a Trust of its Preferred Securities, such Trust will invest the proceeds thereof in TDS's junior subordinated deferrable interest debentures (the "Subordinated Debentures") having terms corresponding to such Trust's Preferred Securities. The Subordinated Debentures will be unsecured and subordinated indebtedness of TDS issued under a Subordinated Indenture dated as of October 15, 1997 between the Company and The First National Bank of Chicago, as Trustee (such indenture, as the same may be supplemented or amended from time to time, herein referred to as the "Indenture"). The Subordinated Debentures held by each Trust will be its sole assets, and the payments of principal of and interest on such Subordinated Debentures will be its only revenues. The Subordinated Debentures purchased by a Trust may be subsequently distributed PRO RATA to holders of Preferred Securities and Common Securities in connection with the dissolution of such Trust. In addition, upon the occurrence of certain events, TDS may redeem the Subordinated Debentures and cause the redemption of the Preferred Securities.

    The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering, provided, however, that the aggregate initial public offering price of all Preferred Securities issued pursuant to the Registration Statement of which this Prospectus forms a part will not exceed $400,000,000. Certain specific terms of each Trust's Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable and to the extent not set forth herein, the identity of the Trust, the specific title, the aggregate amount, the distribution rate (or the method for determining such rate), the stated liquidation amount, redemption provisions, other rights, the initial public offering price and any other special terms, as well as any planned listing on a securities exchange, of such Preferred Securities.

    The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. See "Plan of Distribution." The names of any of the underwriters or dealers involved in the sale of the Preferred Securities in respect of which this Prospectus is being delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers, any applicable commissions or discounts and the net proceeds to each Trust will be set forth in the applicable Prospectus Supplement.

    Each Prospectus Supplement will also contain information concerning certain United States federal income tax considerations applicable to the Preferred Securities offered thereby.

                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                           --------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1997.

                             AVAILABLE INFORMATION

    TDS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). TDS and the Trusts have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Securities offered hereby and certain related securities. This Prospectus does not contain all of the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to TDS and the Preferred Securities offered hereby. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site address, http:\\www.sec.gov. In addition, certain securities of TDS are listed on the American Stock Exchange. Material filed by the Company may be inspected at the office of the American Stock Exchange, Inc. at 86 Trinity Place, New York, NY 10006-1881.

    No separate financial statements of the Trusts are included herein. TDS considers that such financial statements would not be material to holders of the Preferred Securities because: (i) all of the Common Securities of the Trusts are owned by TDS, a reporting company under the Exchange Act; (ii) the Trusts have no independent operations; but exist for the sole purpose of issuing the Trust Securities and holding the Subordinated Debentures as trust assets; and (iii) the obligations of the Trusts under the Preferred Securities, to the extent funds are available therefor, are fully and unconditionally guaranteed to the extent set forth herein by TDS.

    The Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

    This Prospectus contains and each Prospectus Supplement and each document incorporated by reference herein may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's beliefs and expectations are forward-looking statements. These statements contain potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

    Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; changes in competition in markets in which the Company operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; availability of future financing; start-up of PCS operations; and unanticipated changes in growth in cellular customers, penetration rates, churn rates and the mix of products and services offered in the Company's markets. Readers should evaluate any statements in light of these important factors.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents which have been filed with the Commission by TDS pursuant to the Exchange Act (File No. 1-8251) are hereby incorporated by reference:

        (i) Annual Report of TDS on Form 10-K for the year ended December 31, 1996;

        (ii) Quarterly Report of TDS on Form 10-Q for the three months ended March 31, 1997; and

       (iii) Quarterly Report of TDS on Form 10-Q for the three months ended June 30, 1997.

    All documents filed by TDS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus, and (ii) from and after the date of such effectiveness and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

    The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Telephone and Data Systems, Inc., 30 North LaSalle Street, Chicago, Illinois 60602, Attention:
Shareholder Services (telephone number: (312) 630-1900).

                                  THE COMPANY

    Telephone and Data Systems, Inc. ("TDS" or the "Company") (AMEX symbol "TDS"), is a diversified telecommunications service company with established cellular telephone, local telephone and radio paging operations and developing personal communications services ("PCS") operations. The Company's long-term business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize the Company's expertise in customer-based telecommunications services. The Company conducts substantially all of its cellular operations through its majority-owned subsidiary United States Cellular Corporation (AMEX symbol "USM"). The Company conducts substantially all of its telephone operations through its wholly-owned subsidiary TDS Telecommunications Corporation. The Company conducts substantially all of its PCS business through its majority-owned subsidiary Aerial Communications, Inc. (NASDAQ symbol "AERL"), which launched commercial service in the first half of 1997 and expects to complete initial construction of its PCS networks by the end of 1997. American Paging, Inc. (AMEX symbol "APP"), is a majority-owned subsidiary of TDS through which substantially all of the Company's radio paging operations are conducted.

    TDS was incorporated in Iowa in 1968. TDS's executive offices are located at 30 North LaSalle Street, Chicago, Illinois 60602. Its telephone number is (312) 630-1900.

                                   THE TRUSTS

    Each of the Trusts is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 15, 1997. The business of each Trust is defined in a Declaration of Trust, executed by TDS, as sponsor (the "Sponsor"), and the Trustees (as defined herein). The Declaration of Trust of each Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration

Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. TDS will acquire all of the Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of each Trust. Each Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. Each Trust has a term of 50 years, but may terminate earlier as provided in the applicable Declaration.

    Each Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by TDS, as holder of the Common Securities. The duties and obligations of the Trustees will be governed by the Declaration. Pursuant to the Declaration, the number of Trustees will initially be five. Three of the Trustees (the "Regular Trustees") will be persons who are employees or officers of or affiliated with, TDS. The fourth Trustee will be a corporation which maintains a principal place of business in the State of Delaware that will serve for the sole purpose of complying with certain Delaware laws (the "Delaware Trustee"). The fifth Trustee will be a financial institution unaffiliated with TDS which will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). First Chicago Delaware Inc. ("First Delaware") will act as the Delaware Trustee and The First National Bank of Chicago as the Property Trustee, in each case until removed or replaced by the holder of the Common Securities. The First National Bank of Chicago will also act as indenture trustee under the Preferred Securities Guarantee (the "Guarantee Trustee"). See "Description of the Preferred Securities Guarantees."

    The Property Trustee, acting in such capacity, will hold title to the Subordinated Debentures held by each Trust for the benefit of the holders of the Trust Securities issued by such Trust and will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of such Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account for each Trust (the "Property Account") to hold all payments made in respect of the Subordinated Debentures held by such Trust for the benefit of the holders of the Trust Securities issued by such Trust. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities issued by each Trust out of funds from the Property Account of such Trust. The Guarantee Trustee will hold each Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. TDS, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase the number of Trustees, provided that the number of Trustees will be at least three, two of which will be Regular Trustees. TDS will pay all fees and expenses related to the Trust, the offering of the Preferred Securities and the issuance of the Subordinated Debentures. See "Description of the Subordinated Debentures -- Miscellaneous."

    The rights of the holders of the Preferred Securities of each Trust, including economic rights, rights to information and voting rights, are as set forth in the Declaration for such Trust, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of the Preferred Securities."

    The Property Trustee for each Trust is The First National Bank of Chicago. The principal place of business of each Trust shall be c/o Telephone and Data Systems, Inc., 30 N. LaSalle Street, Chicago, Illinois 60602 (telephone number 312/630-1900).

                       RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the unaudited consolidated ratio of earnings to fixed charges and preferred stock dividends for the Company for each of the following periods:

                                                 SIX MONTHS ENDED
                                                     JUNE 30                        YEAR ENDED DECEMBER 31
                                               --------------------  -----------------------------------------------------
                                                 1997       1996       1996       1995       1994       1993       1992
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges and
  preferred stock dividends..................      1.26x      5.27x      3.50x      3.01x      2.75x      1.96x      2.50x

    The reduction in the ratio of earnings to fixed charges and preferred stock dividends from the six-month period ended June 30, 1996 to the six-month period ended June 30, 1997 is primarily due to the decrease in gains on sales of cellular interests and other investments from $128.3 million in the first half of 1996 to $10.6 million in the first half of 1997. For the computation of the ratio of earnings to fixed charges and preferred stock dividends: (i) earnings consist of net income from continuing operations plus income taxes from continuing operations, fixed charges (less capitalized interest), distributions from minority subsidiaries and minority share in income of subsidiaries that have fixed charges, less equity in undistributed earnings of unconsolidated investments and minority share of losses; and (ii) fixed charges and preferred stock dividends consist of interest expense, capitalized interest, estimated interest portion of rentals and preferred stock dividend requirements increased to an amount representing the pretax earnings required to cover such dividend requirements.

                                USE OF PROCEEDS

    Each Trust will use the proceeds of the sale of the Trust Securities to purchase Subordinated Debentures from TDS. Unless otherwise indicated in the applicable Prospectus Supplement, TDS intends to use the net proceeds from the sale of the Subordinated Debentures to repay certain short-term indebtedness and for general corporate purposes, which may include capital expenditures, repayment or repurchases of outstanding indebtedness, investments in subsidiaries and working capital.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as Indenture Trustee for purposes of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as will be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will correspond to the terms of the Subordinated Debentures held by the Trust and described in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of each Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issuable by such Trust;
(iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Trust and the date or dates upon which such distributions will be payable; (iv) whether distributions on Preferred Securities issued by such Trust will be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Trust will be cumulative; (v) the amount or amounts which will be paid out of the assets of such Trust to the holders of Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem Preferred Securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which Preferred Securities issued by such Trust will be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of holders of Preferred Securities issued by such Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for approval by the holders of such Preferred Securities, or of Preferred Securities issued by one or more Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debentures owned by such Trust may be distributed to holders of Preferred Securities of such Trust; (ix) if applicable, any securities exchange upon which the Preferred Securities of such Trust will be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Trust not inconsistent with the Declaration of such Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by TDS to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

    Each Trust will issue one series of Common Securities in connection with the issuance of Preferred Securities. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as will be set forth therein. Except for voting rights, the terms of the Common Securities issued by a Trust will be substantially identical to the terms of the Preferred Securities issued by such Trust and such Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with such Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Common Securities of a Trust will also carry the right to vote to appoint, remove or replace any of the Trustees of such Trust. All of the Common Securities of each Trust will be directly or indirectly owned by TDS.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If an Event of Default under a Declaration of a Trust occurs and is continuing, then the holders of Preferred Securities of such Trust would rely on the enforcement by the Property Trustee of its rights as a holder of the applicable series of Subordinated Debentures against TDS. In addition, the holders of a majority in liquidation amount of Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the applicable Declaration, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures held by a Trust, a holder of Preferred Securities of such Trust may, to the fullest extent permitted by law, institute a legal proceeding directly against TDS to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the Declaration of a Trust has occurred and is continuing and such event is attributable to the failure of TDS to pay interest or principal on the applicable series of Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in such Subordinated Debentures. In connection with such Direct Action, TDS will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by TDS to such holder of Preferred Securities in such Direct Action.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by TDS for the benefit of the holders from time to time of the Preferred Securities under each Trust. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as the trustee under the Preferred Securities Guarantees. The terms of each Preferred Securities Guarantee will be those set forth therein and those made a part thereof by the Trust Indenture Act. The following summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of the Preferred Securities Guarantees, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Trust.

GENERAL

    Pursuant to each Preferred Securities Guarantee with respect to a Trust, TDS will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by such Trust, the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by such Trust), as and when due regardless of any defense, right of set-off or counterclaim which such Trust may have or assert. The following payments or distributions with respect to the Preferred Securities of a Trust, to the extent not paid or made by such Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee with respect to such Trust (without duplication): (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent such Trust has funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of the redemption (the "Redemption Price"), to the extent such Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Subordinated Debentures held by such Trust to the holders of Preferred Securities issued by such Trust in exchange for such Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Trust has funds available therefor and (b) the amount of assets of such Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such Trust. The redemption price and liquidation amount will be fixed at the time the Preferred Securities are issued. TDS's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by TDS to the holders of Preferred Securities issued by a Trust or by causing such Trust to pay such amounts to such holders.

    The Preferred Securities Guarantee for a Trust will not apply to any payment of distributions except to the extent such Trust has funds available therefor. If TDS does not make interest payments on the Subordinated Debentures purchased by a Trust, such Trust will not pay distributions on the Preferred Securities issued by such Trust and will not have funds available therefor.

    The Preferred Securities Guarantee for a Trust, when taken together with TDS's obligations under the applicable Subordinated Debentures, the Indenture and the applicable Declaration, including its obligation to pay costs, expenses, debt, and liabilities of such Trust (other than with respect to its Trust Securities), will be a full and unconditional guarantee, on a subordinated basis, by TDS of payments due on the Preferred Securities issued by such Trust from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account of such Trust to make such distributions or other payments. If TDS does not make interest payments on the Subordinated Debentures held by the Property Trustee for a Trust, such Trust will not make distributions on the Preferred Securities issued by such Trust and will not have funds available therefor. See "Description of the Subordinated Debentures -- Certain Covenants."

CERTAIN COVENANTS OF TDS

    In the Preferred Securities Guarantee for a Trust, TDS will covenant that, so long as any Preferred Securities issued by such Trust remain outstanding, if there shall have occurred and be continuing any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such Trust, then (a) TDS may not declare or pay any dividend on, or make any distribution of such Trust with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures and (c) TDS may not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantees).

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities issued by a Trust (in which case no approval will be required), the Preferred Securities Guarantee for such Trust may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by such Trust. The manner of obtaining any such approval of holders of Preferred Securities will be set forth in the applicable Prospectus Supplement. All guarantees and agreements contained in each Preferred Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of TDS and will inure to the benefit of the Guarantee Trustee and the holders of the Preferred Securities of the applicable Trust then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

    Each Preferred Securities Guarantee for a Trust will terminate as to the Preferred Securities issued by such Trust upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of the Subordinated Debentures held by such Trust to the holders of the Trust Securities of such Trust, or upon full payment of the amounts payable upon liquidation of such Trust. See "Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debentures -- Indenture Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Debentures. Each Preferred Securities Guarantee for a Trust will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by such Trust must repay any sums paid to them under such Preferred Securities or Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under each Preferred Securities Guarantee will occur upon the failure of TDS to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Preferred Securities issued by a Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Preferred Securities Guarantee for such Trust or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Preferred Securities Guarantee. If the Guarantee Trustee fails to enforce the Preferred Securities Guarantee for a Trust, any holder of related Preferred Securities may institute a legal proceeding directly against TDS to enforce the Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against such Trust, the Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

    TDS's obligations under each Preferred Securities Guarantee to make the Guarantee Payments will constitute unsecured obligations of TDS and will rank
(i) subordinate and junior in right of payment to all other liabilities of TDS, including the Subordinated Debentures, except those liabilities of TDS made PARI PASSU or subordinate by their terms, (ii) PARI PASSU with the most senior preferred stock now or hereafter issued by TDS and with any guarantee now or hereafter entered into by TDS in respect of any preferred securities of any affiliate of TDS, and (iii) senior to TDS common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by a Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

    Each Preferred Securities Guarantee will constitute guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity). Each Preferred Securities Guarantee will be deposited with the Guarantee Trustee to be held for the benefit of the holders of the related Preferred Securities. Except as otherwise noted herein, the Guarantee Trustee has the right to enforce each Preferred Securities Guarantee on behalf of the holders of the related Preferred Securities. Except as described under "Termination of the Preferred Securities Guarantees" above, the Preferred Securities Guarantee for a Trust will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by such Trust).

CONSOLIDATION, MERGER AND SALE

    TDS may consolidate with or merge into any other Person in a transaction in which TDS is not the surviving entity, or sell, convey, transfer or otherwise dispose of its properties as an entirety, or substantially as an entirety to, any Person if (i) the Person formed in such consolidation or into which TDS is merged or to which TDS has sold, conveyed, transferred or otherwise disposed of its properties as an entirety, or substantially as an entirety, is an entity validly existing under the laws of the jurisdiction of its organization and such Person assumes TDS's obligations under the Preferred Securities Guarantees and the Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) any such Person not organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, shall expressly agree in a supplemental indenture (a) to pay to the holders of Trust Securities any additional amounts as may be necessary in order that every net payment or other amount due on the Trust Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such holder of Trust Securities (except for a tax, assessment or charge imposed solely as a result of a connection between the recipient and the jurisdiction imposing such tax, assessment or charge) by reason of or as a result of such payment or other amount being paid by an entity which is not an entity existing under the laws of the United States or any state thereof or the District of Columbia, will not be less than the amount provided for in the Trust Securities, the Indenture or the Preferred Securities Guarantees, as the case may be, to be then due and payable and (b) to the selection and jurisdiction of courts of the State of Illinois or the U.S. District Court for the Northern District of Illinois for any litigation arising out of, under or in connection with the Indenture or the Preferred Securities Guarantees. The phrase "substantially as an entirety" is not defined in the Indenture or the Preferred Securities Guarantees, and TDS is unaware of an established meaning or qualification of the phrase under New York law, which is the law governing construction of the Indenture and the Preferred Securities Guarantees. A holder of Preferred Securities may bear the burden of establishing the meaning of the phrase "substantially as an entirety".

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in each Preferred Securities Guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee for a Trust at the request of any holder of Preferred Securities issued by such Trust, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Guarantee Trustee, upon the occurrence of an event of default under such Preferred Securities Guarantee, from exercising the rights and powers vested in it by such Preferred Securities Guarantee. The Guarantee Trustee also serves as Property Trustee.

    TDS and its officers and directors have no material relationship with the initial Guarantee Trustee except that TDS and certain of its subsidiaries maintain normal banking relations and other financial service relations with The First National Bank of Chicago.

GOVERNING LAW

    The Preferred Securities Guarantees will be governed by, and construed in accordance with, the internal laws of the State of New York.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Set forth below is a description of the terms of the Subordinated Debentures which each of the Trusts will hold as trust assets. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture ("Indenture"), dated as of October 15, 1997, between TDS and The First National Bank of Chicago, as Trustee (the "Debt Trustee"), as supplemented by the Supplemental Indenture creating each series of Subordinated Debentures. The Indenture and the form of Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of each series of Subordinated Debentures will include those stated in the Indenture and the related Supplemental Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture and the related Supplemental Indenture.

    Upon the dissolution of a Trust, Subordinated Debentures held by a Trust may be distributed to the holders of Trust Securities issued by such Trust in liquidation of such Trust. See "Description of the Preferred Securities -- Dissolution; Distribution of Subordinated Debentures" in the applicable Prospectus Supplement.

    If any Subordinated Debentures are distributed to the holders of Trust Securities, TDS will use its best efforts to have such Subordinated Debentures listed on the American Stock Exchange or on such other exchange as the related Preferred Securities are then listed.

GENERAL

    The Indenture provides for the issuance of Subordinated Debentures in an unlimited amount from time to time. Each series of Subordinated Debentures will constitute a separate series under the Indenture, will be in a principal amount equal to the aggregate stated Liquidation Amount of the Preferred Securities issued by the Trust which will hold such Subordinated Debentures plus TDS's concurrent investment in the Common Securities of such Trust and will rank PARI PASSU with all other series of Subordinated Debentures.

    The entire principal amount of the Subordinated Debentures held by a Trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on the date set forth in the applicable Prospectus Supplement.

    Reference is made to the Prospectus Supplement relating to the particular Subordinated Debentures being offered thereby for the following terms: (1) the designation and terms of such Subordinated Debentures; (2) the aggregate principal amount of such Subordinated Debentures; (3) the date or dates on which such Subordinated Debentures will mature and the right, if any, to extend or shorten such date or dates; (4) the rate or rates, if any, per annum, at which such Subordinated Debentures will bear interest, or the method of determination of such rate or rates; (5) the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (6) the right, if any, to extend the interest payment periods and the duration of such extensions; (7) provisions for a sinking, purchase or other analogous fund; (8) the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which such Subordinated Debentures may be redeemed, in whole or in part, at the option of TDS or the holder; (9) the form of such Subordinated Debentures; and (10) any other specific terms of such Subordinated Debentures. Principal, premium, if any, and interest, if any, will be payable, and the Subordinated Debentures offered hereby will be transferable, at the corporate trust office of the Debt Trustee in New York pursuant to the Indenture.

    If a Prospectus Supplement specifies that a series of Subordinated Debentures is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement will also specify the denomination in which such Subordinated Debentures will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Subordinated Debentures will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

    The covenants contained in the Indenture would not necessarily afford protection to holders of the Subordinated Debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings of TDS.

    If Subordinated Debentures held by a Trust are distributed to holders of its Preferred Securities in liquidation of such holders' interests in such Trust, such Subordinated Debentures will initially be issued as a Global Security. To the extent described under "Description of the Subordinated Debentures -- Book-Entry and Settlement" in the applicable Prospectus Supplement, under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. In the event Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations as specified in the applicable Prospectus Supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. Payments on Subordinated Debentures issued as a Global Security will be made to the Depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of TDS by check mailed to the address of the persons entitled thereto.

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction involving TDS.

SUBORDINATION

    The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of TDS, whether now existing or hereafter incurred. Senior Indebtedness may include indebtedness of TDS which is subordinated to other indebtedness of TDS but nevertheless senior to the Subordinated Debentures. No payment of principal of (including redemption and sinking fund payments, if any), premium, if any, or interest on, the Subordinated Debentures may be made if (a) there is any default in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of TDS to creditors upon any dissolution, winding-up, liquidation or reorganization of TDS, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debentures are entitled to receive or retain any payment. Upon payment in full of all amounts due on the Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

    The term "Senior Indebtedness" means: (i) any payment in respect of (a) indebtedness of TDS for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by TDS;
(ii) all capital lease obligations of TDS; (iii) all obligations of TDS issued or assumed as the deferred purchase price of property, all conditional sale obligations of TDS and all of its obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of TDS for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through
(iv) above of other Persons for the payment of which TDS is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of TDS (whether or not such obligation is assumed by TDS), except for (1) the Subordinated Debentures and any other indebtedness that is by its terms subordinated to or PARI PASSU with the Subordinated Debentures, as the case may be, including all other debt securities and guarantees in respect of those debt securities, issued to any other trusts, partnerships or any other entity affiliated with TDS which is a financing vehicle of TDS in connection with the issuance of preferred securities by such entity or other securities which rank PARI PASSU with, or junior to, the Preferred Securities, and (2) any indebtedness between or among TDS and its affiliates. Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by TDS. In addition, since TDS is a holding company, the right of TDS, and hence the right of the creditors of TDS (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized. There is no restriction in the Indenture against subsidiaries of TDS incurring secured or unsecured indebtedness or issuing secured or unsecured securities. The ability of TDS to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As more fully set forth in the notes to the Company's financial statements, such payments by TDS's regulated telephone company subsidiaries are subject to legal and contractual restrictions, primarily contained in the mortgages granted by certain such subsidiaries to the Rural Utilities Service.

CERTAIN COVENANTS

    If (i) there has occurred any event that would constitute an Indenture Event of Default or (ii) TDS is in default with respect to its payment of any obligations under any Preferred Securities Guarantee, then (a) TDS may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock, or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures, and (c) TDS may not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantees).

    For so long as the Trust Securities under a Trust remain outstanding, TDS will covenant (i) to maintain 100% direct or indirect ownership of the Common Securities of such Trust; provided, however, that any permitted successor of TDS under the Indenture may succeed to TDS's ownership of such Common Securities,
(ii) not to cause, as sponsor of such Trust, or to permit, as holder of such Common Securities, the dissolution, winding-up, or termination of such Trust, except in connection with a distribution of the Subordinated Debentures held by such Trust as provided in the Declaration for such Trust and in connection with certain mergers, consolidations or amalgamations, and (iii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities of such Trust in liquidation of such Trust, the redemption of all such Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by such Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

    TDS will have the right to redeem the Subordinated Debentures of each series, in whole or in part, from time to time, on or after the date set forth in the applicable Prospectus Supplement or in whole but not in part at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities-Tax Event Redemption" in the applicable Prospectus Supplement, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the redemption date. If a partial redemption of the Preferred Securities of a Trust resulting from a partial redemption of the Subordinated Debentures held by such Trust would result in the delisting of such Preferred Securities, TDS may only redeem such Subordinated Debentures in whole.

INTEREST

    Each Subordinated Debenture will bear interest at the rate set forth in the applicable Prospectus Supplement from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), to the person in whose name such Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debentures do not continue to remain in book-entry only form, TDS will have the right to select record dates which may be not less than fifteen days prior to each Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 90-day quarter. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Except to the extent set forth in the applicable Prospectus Supplement, TDS will have the right at any time, and from time to time, during the term of any series of Subordinated Debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, TDS will pay all interest then accrued and unpaid (including any Additional Interest, together with interest thereon at the rate specified for such Subordinated Debentures to the extent permitted by applicable law); provided, that, during any such Extension Period, (a) TDS may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of TDS common stock in connection with the satisfaction by TDS of its obligations under any employee benefit plans or any other contractual obligation of TDS (other than a contractual obligation ranking PARI PASSU with or junior to the Subordinated Debentures), (ii) as a result of a reclassification of TDS capital stock or the exchange or conversion of one class or series of TDS capital stock for another class or series of TDS capital stock, or (iii) the purchase of fractional interests in shares of TDS capital stock pursuant to the conversion or exchange provisions of such TDS capital stock or the security being converted or exchanged), (b) TDS may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TDS which rank PARI PASSU with or junior to the Subordinated Debentures to which such Extension Period applies and (c) TDS will not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantees). This covenant effectively requires that any Extension Period with respect to payment of interest on a series of Subordinated Debentures will also apply to each other series of Subordinated Debentures issued under the Indenture to other trusts similar to the Trust. Prior to the termination of any such Extension Period for a series of Subordinated Debentures, TDS may further defer payments of interest on such Subordinated Debentures, by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof for such series of Subordinated Debentures may not exceed 20 consecutive quarters or extend beyond the maturity of such series of Subordinated Debentures.

    Upon the termination of any Extension Period for a series of Subordinated Debentures, and the payment of all accrued and unpaid interest on the Subordinated Debentures then due, TDS may select a new Extension Period for such series of Subordinated Debentures, as if no Extension Period had previously been declared, subject to the above requirements. No interest on a series of Subordinated Debentures during an Extension Period, except at the end thereof, will be due and payable on such series of Subordinated Debentures.

    TDS has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on any Subordinated Debentures.

    If the Property Trustee is the sole holder of a series of Subordinated Debentures, TDS will give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period for such series of Subordinated Debentures one Business Day prior to the earlier of (i) the next succeeding date on which distributions on the related Preferred Securities are payable or (ii) the date the applicable Trust is required to give notice to the AMEX or other applicable self-regulatory organization or to holders of such

Preferred Securities on the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of TDS's selection of such Extension Period to the holders of such Preferred Securities. If the Property Trustee is not the sole holder of a series of Subordinated Debentures, TDS will give the holders of such Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date TDS is required to give notice to the AMEX or other applicable self-regulatory organization or to holders of such Subordinated Debentures, but in any event at least two Business Days before such record date.

ADDITIONAL INTEREST

    If at any time a Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, TDS will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by such Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts such Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to any series of the Subordinated Debentures:

        (a) failure for 30 days to pay interest on the Subordinated Debentures of such series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by TDS will not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal of or premium, if any, on the Subordinated Debentures of such series when due whether at maturity, upon redemption, by declaration, or otherwise; or

        (c) failure to observe or perform any other covenant or agreement (other than those specifically relating solely to one or more other series of Subordinated Debentures) contained in the Indenture for 90 days after written notice to TDS from the Debt Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures; or

        (d) certain events of bankruptcy, insolvency or reorganization of TDS;
    or

        (e) the voluntary or involuntary dissolution, winding-up or termination of the applicable Trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities of such Trust in liquidation of such Trust, the redemption of all outstanding Trust Securities of such Trust and certain mergers, consolidations or amalgamations permitted by the Declaration.

    Upon the occurrence of an Event of Default set forth in (a),(b), or (c) above, the Debt Trustee, or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures will have the right under the Indenture to declare the principal of, and interest (including Additional Interest, if any) on, the Subordinated Debentures to be immediately due and payable. The principal amount of the Subordinated Debentures will become immediately due and payable, without any declaration or other action by the Debt Trustee or any other person, upon the occurrence of an Event of Default set forth in (d) or (e) above.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures of such series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. Either the Debt Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures of such series may declare the principal of such series due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such default if such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee.

    The holders of a majority in aggregate outstanding principal amount of a series of Subordinated Debentures affected thereby may, on behalf of the holders of all such Subordinated Debentures, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenant of TDS not to declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire any of its capital stock during an Extension Period. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances described in the applicable Prospectus Supplement may have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debentures.

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium (if any) on Subordinated Debentures will be made only against surrender to the Paying Agent of the Subordinated Debentures. Principal of and any premium and interest, if any, on Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as TDS may designate from time to time pursuant to the Indenture. Payment of interest on the Subordinated Debentures on any Interest Payment Date will be made to the person in whose name the Subordinated Debenture (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

    The Debt Trustee will act as Paying Agent with respect to the Subordinated Debentures. TDS may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that TDS will be required to maintain a Paying Agent at the place of payment.

    All moneys paid by TDS to a Paying Agent for the payment of the principal of or premium or interest, if any, on any Subordinated Debentures which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to TDS and the holder of such Subordinated Debentures will thereafter look only to TDS for payment thereof.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting TDS and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debentures, to modify the Indenture or the rights of the holders of the Subordinated Debentures, and the holders of not less than a majority in principal amount of the Subordinated Debentures of a particular series to modify the supplemental indenture affecting that series; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected thereby, (i) except as provided with respect to any particular series, extend the fixed maturity of such Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of the Subordinated Debentures so affected or (ii) reduce the percentage of Subordinated Debentures, the holders of which are required for such consent, without the consent of the holder of each Subordinated Debenture then outstanding and affected thereby.

    In addition, TDS and the Debt Trustee may execute, without the consent of holders of the Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Subordinated Debentures.

CONSOLIDATION, MERGER AND SALE

    TDS may consolidate with or merge into any other Person in a transaction in which TDS is not the surviving entity, or sell, convey, transfer or otherwise dispose of its properties as an entirety, or substantially as an entirety to, any Person if (i) the Person formed in such consolidation or into which TDS is merged or to which TDS has sold, conveyed, transferred or otherwise disposed of its properties as an entirety, or substantially as an entirety, is an entity validly existing under the laws of the jurisdiction of its organization and such Person assumes TDS's obligations under the Preferred Securities Guarantees and the Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) any such Person not organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, shall expressly agree in a supplemental indenture (a) to pay to the holders of Trust Securities any additional amounts as may be necessary in order that every net payment or other amount due on the Trust Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such holder of Trust Securities (except for a tax, assessment or charge imposed solely as a result of a connection between the recipient and the jurisdiction imposing such tax, assessment or charge) by reason of or as a result of such payment or other amount being paid by an entity which is not an entity existing under the laws of the United States or any state thereof or the District of Columbia, will not be less than the amount provided for in the Trust Securities, the Indenture or the Preferred Securities Guarantees, as the case may be, to be then due and payable and (b) to the selection and jurisdiction of courts of the State of Illinois or the U.S. District Court for the Northern District of Illinois for any litigation arising out of, under or in connection with the Indenture or the Preferred Securities Guarantees. The phrase "substantially as an entirety" is not defined in the Indenture or the Preferred Securities Guarantees, and TDS is unaware of an established meaning or qualification of the phrase under New York law, which is the law governing construction of the Indenture and the Preferred Securities Guarantees. A holder of Preferred Securities may bear the burden of establishing the meaning of the phrase "substantially as an entirety".

    Under the terms of the Indenture, TDS will be discharged from any and all obligations in respect of any series of Subordinated Debentures (except in each case for certain obligations with respect to denominations and provisions for payment of such Subordinated Debentures and obligations to register the transfer or exchange of such Subordinated Debentures, replace stolen, lost or mutilated Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if TDS (i) deposits with the Debt Trustee, in trust, moneys or Governmental Obligations, in an amount sufficient to pay all the principal of, and interest on, such Subordinated Debentures on the dates such payments are due in accordance with the terms of such Subordinated Debentures and (ii) delivers to the Debt Trustee an opinion of counsel to the effect that, based upon TDS's receipt from, or the publication by, the Internal Revenue Service of a ruling, or a change in law, the holders of the Subordinated Debentures of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE DEBT TRUSTEE

    The Debt Trustee, prior to default and after the curing of all defaults, if any, undertakes to perform only such duties as are specifically set forth in the Indenture and, after a default (that has not been cured or waived), will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing will not relieve the Debt Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Indenture. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

    TDS will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of TDS; provided that, in the event of any such assignment, TDS will remain liable for all of such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

    The Indenture will provide that TDS will pay all fees and expenses related to (i) the offering and sale of the Trust Securities and the Subordinated Debentures, (ii) the organization, maintenance and dissolution of each Trust,
(iii) the retention of the Trustees and (iv) the enforcement by the Property Trustee of the rights of holders of Preferred Securities.

            EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES
                    AND THE PREFERRED SECURITIES GUARANTEES

    As set forth in the Declaration for each Trust, the sole purposes of each Trust are to (i) issue Trust Securities, (ii) invest the proceeds thereof in the Subordinated Debentures and (iii) engage in only those other activities necessary or incidental thereto.

    As long as payments of interest and other payments are made when due on a series of Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the related Trust Securities primarily because
(i) the aggregate principal amount of such Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of such Trust Securities;
(ii) the interest rate and interest and other payment dates on such Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) TDS will pay for all costs and expenses of each Trust; and (iv) the Declaration provides that the Trustees may not cause or permit a Trust to, among other things, engage in any activity that is not consistent with the purposes of such Trust.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by TDS as and to the extent set forth under "Description of the Preferred Securities Guarantees". If TDS does not make interest payments on the Subordinated Debentures purchased by a Trust, it is expected that such Trust will not have sufficient funds to pay distributions on its Preferred Securities. The Preferred Securities Guarantee for a Trust is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until such Trust has sufficient funds for the payment of such distributions.

    If TDS fails to make interest or other payments on the Subordinated Debentures held by a Trust when due (taking into account any Extension Period), the Declaration for such Trust provides a mechanism whereby the holders of the Preferred Securities of such Trust, using the procedures described in "Description of the Preferred Securities -- Voting Rights" in the applicable Prospectus Supplement may direct the Property Trustee to enforce its rights under such Subordinated Debentures, including proceeding directly against TDS to enforce the Subordinated Debentures. If the Property Trustee fails to enforce its rights under such Subordinated Debentures, a holder of such Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against TDS to enforce the Property Trustee's rights under such Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity, including such Trust.

    If TDS fails to make payments under a Preferred Securities Guarantee for a Trust, such Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities of such Trust may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of such Preferred Securities may institute a legal proceeding directly against TDS to enforce the Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against such Trust, the Guarantee Trustee or any other person or entity.

    The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by TDS of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General."

                              PLAN OF DISTRIBUTION

    TDS and the Trusts may offer and sell the Preferred Securities in any of three ways: (i) through agents; (ii) through underwriters or dealers; or (iii) directly to one or more purchasers. The Prospectus Supplement with respect to any of the Preferred Securities will set forth the terms of the offering of such Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Preferred Securities, the proceeds to the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Preferred Securities may be listed.

    The distribution of the Preferred Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at a market price prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Underwriters, dealers and agents may be entitled, under agreements entered into with TDS to indemnification by TDS against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for TDS and its affiliates in the ordinary course of business.

    All Preferred Securities will be new issues of securities with no established trading market. Any underwriters to whom Preferred Securities are sold by a Trust for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Preferred Securities.

                                    EXPERTS

    The audited consolidated financial statements and schedules of TDS incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports incorporated by reference herein. The financial statements and schedules referred to above have been incorporated by reference in reliance upon the authority of such firm as an expert in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the legality of the Preferred Securities, the validity of the Declaration, the formation of the Trusts and the legality under state law of the Preferred Securities will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts and the Company. The legality under state law of the Preferred Securities Guarantees and the Subordinated Debentures will be passed upon on behalf of the Trust and the Company by Sidley and Austin, Chicago. Certain matters of Iowa law will be passed upon on behalf of the Company by Nyemaster, Goode, Voigts, West, Hansell & O'Brien, special Iowa counsel. Certain United States federal income taxation matters will be passed upon by Sidley & Austin, Chicago. Walter C.D. Carlson, a director of TDS and a beneficiary and trustee of the voting trust which controls TDS, is a partner of Sidley & Austin. Michael G. Hron and William S. DeCarlo, the Secretary and Assistant Secretary of TDS and certain TDS subsidiaries, respectively, and Stephen P. Fitzell and Sherry S. Treston, the Secretary and Assistant Secretary of certain TDS subsidiaries, respectively, are partners of Sidley & Austin.

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    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS,
OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           --------------------------

                               TABLE OF CONTENTS

                   PROSPECTUS SUPPLEMENT
                                                       PAGE
                                                  ---------

Summary.........................................        S-4
Summary Consolidated Financial Information......        S-7
Risk Factors....................................        S-8
The Company.....................................       S-12
The Trust.......................................       S-13
Use of Proceeds.................................       S-14
Consolidated Capitalization.....................       S-14
Selected Consolidated Financial Information.....       S-15
Accounting Treatment............................       S-17
Description of the Preferred Securities.........       S-17
Description of the Preferred Securities
  Guarantee.....................................       S-27
Description of the Subordinated Debentures......       S-28
Effect of Obligations under the Subordinated
  Debentures and the Preferred Securities
  Guarantee.....................................       S-34
United States Federal Income Taxation...........       S-35
Underwriting....................................       S-40
Legal Matters...................................       S-42

                        PROSPECTUS

Available Information...........................          2
Documents Incorporated by Reference.............          2
The Company.....................................          3
The Trusts......................................          3
Ratio of Earnings to Fixed Charges and Preferred
  Stock Dividends...............................          5
Use of Proceeds.................................          5
Description of the Preferred Securities.........          5
Description of the Preferred Securities
  Guarantees....................................          7
Description of the Subordinated Debentures......         10
Effect of Obligations Under the Subordinated
  Debentures and the Preferred Securities
  Guarantees....................................         18
Plan of Distribution............................         19
Experts.........................................         19
Legal Matters...................................         20

                                   6,000,000
                              PREFERRED SECURITIES

                                 TDS CAPITAL I

                             8.50% TRUST ORIGINATED
                            PREFERRED SECURITIES-SM-
                                 ("TOPRS-SM-")

                           FULLY AND UNCONDITIONALLY
                                 GUARANTEED BY

                                     [LOGO]

                               TELEPHONE AND DATA
                                 SYSTEMS, INC.

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                              GOLDMAN, SACHS & CO.

                            PAINEWEBBER INCORPORATED

                       PRUDENTIAL SECURITIES INCORPORATED

                               NOVEMBER 13, 1997.

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